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VANGUARD HEALTH SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 19, 2012

Dear Fellow Stockholders:

Please join us for the Vanguard Health Systems, Inc. Annual Meeting of Stockholders on Thursday, November 15, 2012, at 10:00 a.m. (Central Time) at our headquarters located at 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215.

Attached to this letter are a Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the business to be conducted at the Annual Meeting. We also will report on matters of current interest to our stockholders.

Your vote is important to us. Whether you own a few shares or many, and whether you plan to attend the Annual Meeting in person or not, it is important that your shares be represented and voted at the Annual Meeting. You may vote your shares by proxy on the Internet, by telephone, by completing, signing and returning a proxy card, or by voting in person at the Annual Meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Vanguard Health Systems.

Sincerely,

Charles N. Martin, Jr.

Chairman and Chief Executive Officer

PROXY VOTING METHODS

If at the close of business on September 17, 2012, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy through the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxy at the times and in the manners described on page 4 of the Proxy Statement.

If you are a stockholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Time) on November 14, 2012 to be counted.

To vote by proxy if you are a stockholder of record:

BY INTERNET

•	Go to the website www.voteproxy.com and follow the instructions, 24 hours a day, seven days a week.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-PROXIES (1-800-776-9437) and follow the recorded instructions, 24 hours a day, seven days a week.

BY MAIL

•	You may vote your proxy by filing out the proxy card and sending it back in the envelope provided.

IN PERSON

•	You may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your broker, bank, or other nominee on how to submit voting instructions.

VANGUARD HEALTH SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	Thursday, November 15, 2012

TIME:	10:00 a.m., Central Time

PLACE:	20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215

ITEMS OF BUSINESS:	1. To elect the two Class II directors listed herein.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013.

3. To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.

4. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

WHO MAY VOTE:	Stockholders of record at the close of business on September 17, 2012.

VOTING BY PROXY:	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by completing, signing and returning your proxy card by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section that begins on page 1 of the Proxy Statement, and on the proxy card.

By Order of the Board of Directors,

James H. Spalding

Executive Vice President, General Counsel

and Corporate Secretary

This Notice of Annual Meeting and Proxy Statement are being distributed on or about October 19, 2012.

VANGUARD HEALTH SYSTEMS, INC.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

Telephone: (615) 665-6000

PROXY STATEMENT

Annual Meeting of Stockholders

November 15, 2012

10:00 a.m. (Central Time)

GENERAL INFORMATION

Why am I being provided with these materials?

This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about October 19, 2012 .We have delivered printed versions of these proxy materials to you by mail, and have made the proxy materials available to you on the Internet, in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at our Annual Meeting of Stockholders to be held on November 15, 2012 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Our directors, officers and certain other employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares in person.

What am I voting on?

There are three proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the two Class II directors listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2013.

•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to our named executive officers.

Who is entitled to vote?

Stockholders at the close of business on September 17, 2012 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 77,237,287 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);

•

held for you in an account with a broker, bank or other nominee (shares held in “street name”) – street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?

The holders of a majority of the voting power of the issued and outstanding shares of stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “What is a ‘broker non-vote’ and how does it affect voting on each item?”, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

How many votes are required to approve each proposal?

All elections of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality vote requirement means that the two director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our 2013 fiscal year (Proposal No. 2) will be approved if the votes cast for the proposal exceed the votes cast against it. The compensation of our named executive officers (Proposal No. 3) will be approved, on an advisory basis, if the votes cast for the proposal exceed the votes cast against it.

While the vote on executive compensation (Proposal No. 3) is advisory in nature and non-binding, our Board and/or the Compensation Committee will review the voting results and take it into consideration when making future decisions regarding executive compensation.

Pursuant to a stockholders agreement among us, investment funds affiliated with The Blackstone Group (“Blackstone”), investment funds affiliated with Morgan Stanley Capital Partners (“MSCP” and together with Blackstone, the “Sponsors”) and certain members of our management, each of the parties to the stockholders agreement has agreed to vote his, her or its shares in favor of the Blackstone and MSCP nominees to our Board and to otherwise take actions to maintain Board and committee structure consistent with the stockholders agreement. As of the Record Date, the parties to the stockholders agreement beneficially owned and had the right to vote approximately 60.5% of our outstanding shares, and intend to vote all of their shares in favor of the director nominees listed herein. As a result, we are assured a quorum at the Annual Meeting and the election of the Class II directors nominated in Proposal 1 – Election of Directors.

How are votes counted?

With respect to the election of directors, you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. Votes that are withheld will not have any effect on the outcome of the election of directors.

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2013 (Proposal No. 2) and the advisory vote on the compensation paid to our named executive officers (Proposal No. 3). For Proposal Nos. 2 and 3, abstentions will have the effect of a vote “against” such proposals.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and “FOR” the other proposals as recommended by our Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

What is a “broker non-vote” and how does it affect voting on each item?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his or her discretion. Under current New York Stock Exchange (“NYSE”)

interpretations that govern broker non-votes, Proposal Nos. 1 and 3 are each considered a non-discretionary matter and a broker will lack the authority to vote shares at his or her discretion on each of those proposals. Proposal No. 2 is considered a discretionary matter and a broker will be permitted to exercise his or her discretion. Broker non-votes will have no effect on the outcome of the election of directors (Proposal No. 1). In the case of Proposal No. 2, a broker non-vote will have the same effect as a vote against the matter. Also, broker non-votes will have no effect on the outcome of the vote on executive compensation (Proposal No. 3) because the shares subject to a broker non-vote will not be deemed “present and entitled to vote” on the proposal.

Who will count the vote?

Representatives of American Stock Transfer & Trust Company will tabulate the votes, and Tripp Sullivan of Corporate Communications, Inc. will act as the inspector of election.

How does our Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to our Board set forth in this Proxy Statement;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2013; and

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•

By Internet—If you have Internet access, you may submit your proxy by going to www.voteproxy.com and by following the instructions on how to complete an electronic proxy card. You will need your proxy card in order to vote by Internet.

•

By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-PROXIES (1-800-776-9437) and by following the recorded instructions. You will need your proxy card in order to vote by telephone.

•

By Mail—You may vote by mail by completing, signing and dating the proxy card where indicated, and by mailing or otherwise returning the proxy card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on November 14, 2012 for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than November 14, 2012.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with proof of ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

What does it mean if I receive more than one package of proxy materials?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Corporate Secretary, provided such statement is received no later than November 14, 2012;

•	Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on November 14, 2012;

•	Submitting a properly signed proxy card with a later date that is received no later than November 14, 2012; or

•	Attending the Annual Meeting, revoking your proxy and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Do I need a ticket to be admitted to the Annual Meeting?

You will need your proof of identification along with either your proxy card or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of our common stock, such as a bank or brokerage account statement.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all stockholders must present a form of personal identification in order to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named on your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Second Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes: Michael A. Dal Bello and M. Fazle Husain constitute a class with an original term that expires at the Annual Meeting (the “Class II Directors”); Philip N. Bredesen, Charles N. Martin, Jr. and Neil P. Simpkins constitute a class with an original term that expires at the Annual Meeting of Stockholders in 2013 (the “Class III Directors”); and Carol J. Burt, Stephen R. D’Arcy and Robert Galvin, M.D. constitute a class with a term that expires at the Annual Meeting of Stockholders in 2014 (the “Class I Directors”).

The full Board has considered and nominated the following slate of Class II nominees for a three-year term expiring in 2015: Michael A. Dal Bello and M. Fazle Husain. Action will be taken at the Annual Meeting for the election of these two Class II nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this Proxy Statement intend to vote the proxies held by them for the election of Michael A. Dal Bello and M. Fazle Husain. If any of these two nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency that our Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of our Board.

Nominees for Election to our Board of Directors in 2012

The following information describes the offices held, other business directorships and the class and term of each nominee. Beneficial ownership of equity securities of the nominees is shown under “Security Ownership of Certain Beneficial Owners and Management” below.

Class II – Nominees for Term Expiring in 2015

Name	Age	Principal Occupation and Other Information

Michael A. Dal Bello	41	A member of our Board since September 23, 2004. Mr. Dal Bello is a Managing Director in the Private Equity Group of Blackstone and has been with Blackstone since 2002. While at Blackstone, Mr. Dal Bello has been actively involved in Blackstone’s healthcare investment activities. Prior to joining Blackstone, Mr. Dal Bello received an M.B.A. from Harvard Business School in 2002. Mr. Dal Bello worked at Hellman & Friedman LLC from 1998 to 2000 and prior thereto at Bain & Company. He currently serves, or since February 1, 2006 has served, on the board of representatives or directors of Apria Healthcare Group Inc., Alliant Holdings I, Inc., Team Health Holdings, Inc., Team Finance LLC, Biomet, Inc., Global Tower Partners, Catalent Pharma Solutions, Inc., Sithe Global Power, LLC and Emdeon Inc.

M. Fazle Husain	48	A member of our Board since November 7, 2007. Mr. Husain is a Managing Director of Metalmark Capital, the private equity division of Citigroup Alternative Investments. Prior to joining Metalmark, Mr. Husain was with Morgan Stanley & Co. for 18 years, where he was a Managing Director at Morgan Stanley Private Equity. Mr. Husain currently serves, or since February 1, 2006 has served, on the board of directors of SouthernCare, Inc., National Healing Corporation, Cross Country Health Care, Inc., Allscripts Healthcare Solutions Inc. and Aegis Sciences Corporation.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Continuing Members of our Board of Directors

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year. Beneficial ownership of equity securities for these directors is also shown under “Security Ownership of Certain Beneficial Owners and Management” below.

Class III – Directors Whose Term Expires in 2013

Name	Age	Principal Occupation and Other Information

Charles N. Martin, Jr	69	Mr. Martin has served as Chairman of our Board and our Chief Executive Officer since July 1997. Until May 31, 2001, he was also our President. From January 1992 until January 1997, Mr. Martin was Chairman, President and Chief Executive Officer of OrNda HealthCorp (“OrNda”), a hospital management company. Prior thereto, Mr. Martin was President and Chief Operating Officer of HealthTrust, Inc., a hospital management company, from September 1987 until October 1991. Mr. Martin is also a director of several privately held companies.

Philip N. Bredesen	68	A member of our Board since October 6, 2011. He served as the 48th Governor of the State of Tennessee from January 2003 until January 2011. He has been a founder, an investor and a director of several healthcare companies. These include HealthAmerica Corp., a managed care company that was listed on the NYSE and for which he was the Chief Executive Officer; Coventry Health Care, Inc., a diversified public managed healthcare company that operates health plans, insurance companies, network rental and workers’ compensation services companies; First Commonwealth, Inc., a publicly-traded dental HMO company that was acquired by The Guardian Life Insurance Company of America in 1999; and Qualifacts Systems Inc., a privately-held provider of software and web-based Electronic Health Records for the behavioral health and human services market. While Governor, he served as the Democratic co-chair of the National Governor’s Association Task Force on Health Reform. In addition, he is the author of Fresh Medicine: How to Fix Reform and Build a Sustainable Health Care System (Grove/Atlantic, 2010) and a frequent national speaker on health reform.

Neil P. Simpkins	46	A member of our Board since September 23, 2004. Mr. Simpkins has served as a Senior Managing Director in the Private Equity Group of Blackstone since December 1999 and is a member of Blackstone’s Private Equity Executive Committee. From 1993 until the time he joined Blackstone, Mr. Simpkins was a Principal at Bain Capital. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in London and the Asia Pacific region. He currently serves, or since February 1, 2006 has served, as lead director of TRW Automotive Holdings Corp., as a member of the board of representatives of Team Finance LLC and as a member of the board of directors of Apria Healthcare Group Inc., Summit Materials, LLC, Team Health Holdings, Inc. and Emdeon Inc.

Class I – Directors Whose Term Expires in 2014

Name	Age	Principal Occupation and Other Information

Stephen R. D’Arcy	57	A member of our Board since March 4, 2011. Mr. D’Arcy is a partner of Quantum Group LLC, an investment and consulting company, and joined Quantum Group in August 2010. Also, Mr. D’Arcy was the Non-Executive Chairman of the Board of Trustees of The Detroit Medical Center from April 2007 to December 2010. Additionally, Mr. D’Arcy was the Global Automotive Leader for PricewaterhouseCoopers LLP from July 2002 to June 2010.

Robert Galvin, M.D.	62	A member of our Board since May 6, 2011. Dr. Galvin is the Chief Executive Officer of Equity Healthcare LLC, an affiliate of Blackstone, operated as part of its Private Equity Group. Equity Healthcare is a proprietary healthcare purchasing group currently encompassing more than 30 Blackstone and non-Blackstone affiliated companies having combined healthcare spending exceeding $1.5 billion annually. Prior to joining Equity Healthcare in August 2010, from 1996 until July 2010, Dr. Galvin was the Executive Director of Health Services and Chief Medical Officer for General Electric Company (“GE”), in charge of the design and performance of GE’s health programs, including both health spending and the services delivered in its global medical clinics. He also led health policy for GE. Dr. Galvin currently serves on the board of directors of Emdeon Inc. and other privately-held companies.

Carol J. Burt	54	A member of our Board since September 20, 2011. Ms. Burt has been principal of Burt-Hilliard Investments, a private investment and consulting service to the healthcare industry, since January 2008. Ms. Burt was formerly an executive officer of WellPoint, Inc., a health benefits management company, where she served from 1997 to 2007. Most recently, Ms. Burt served as WellPoint’s Senior Vice President, Corporate Finance and Development. In her time at WellPoint, Ms. Burt was responsible for, among other things, mergers and acquisitions, corporate strategy, strategic investments, capital planning and allocation, treasury and investment functions, and real estate management. She also oversaw WellPoint’s financial planning and analysis, forecasting and budgeting and related matters. In addition, WellPoint’s financial services and international insurance business units reported to her. Since 2010, Ms. Burt has served on the board of directors of WellCare Health Plans, Inc., a provider of managed care services for government-sponsored healthcare programs, and is a member of the Audit and Compensation Committees. In addition, beginning August 2011, Ms. Burt joined the board of directors of Emergency Medical Services Corporation, which is a privately-held company that provides emergency medical services and hospital-based physician practice management services in the United States.

OUR BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of our Board and four standing committees: the Audit and Compliance Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee. Because our Sponsors and certain members of our management who are party to a stockholders agreement described below under “Transactions with Related Persons–Stockholders Agreement” still own approximately 60.5% of us, we are a “controlled company” within the meaning of the NYSE corporate governance standards, and therefore have chosen not to be subject to certain corporate governance standards, including the requirement that a majority of our Board consist of independent directors, and the requirement that we have a compensation committee and a nominating committee that is each composed entirely of independent directors.

The stockholders agreement described below under “Transactions with Related Persons-Stockholders Agreement” provides that, until we cease to be a “controlled company” within the meaning of the NYSE rules, Blackstone has the right to nominate six directors to our Board and MSCP has the right to nominate one director to our Board. In addition, the stockholders agreement provides that there shall be three independent directors elected to our Board. Once we cease to be a “controlled company,” Blackstone will only have the right to nominate five directors to our Board, and once Blackstone owns less than 10% of our outstanding shares of common stock, Blackstone will only have the right to nominate one director to our Board. Each of Blackstone and MSCP will lose its right to nominate any directors to our Board once it owns less than 5% of our outstanding shares of common stock. Currently, Blackstone has appointed three directors (Messrs. Simpkins, Dal Bello and Galvin) and MSCP has appointed one director (Mr. Husain) to our Board. In addition, our Chief Executive Officer, Mr. Martin, is a director, and three independent directors have been appointed (Messrs. Bredesen and D’Arcy and Ms. Burt) to our Board. Each of the parties to the stockholders agreement has agreed to vote his, her or its shares in favor of the Blackstone and MSCP nominees to our Board and to otherwise take actions to maintain Board and committee structure consistent with the stockholders agreement. See “Transactions with Related Persons–Stockholders Agreement.”

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless our Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries.

Our Board has established categorical standards of director independence to assist it in making independence determinations. These standards (which are included as an annex in our Corporate Governance Guidelines and may be found on the Corporate Governance Highlights page of the Investor Relations section on our website at www.vanguardhealth.com) set forth certain relationships between us and the directors and their immediate family members, or entities with which they are affiliated, that our Board, in its judgment, has determined to be material or immaterial in assessing a director’s independence. Our Board’s policy is to review the independence of all directors at least annually.

In the event a director has a relationship with us that is relevant to his or her independence and is not addressed by the categorical independence standards, our Board will determine in its judgment whether such relationship is material.

We have affirmatively determined that Messrs. Bredesen and D’Arcy and Ms. Burt are independent under the categorical standards for director independence set forth in the Corporate Governance Guidelines. Messrs. Martin, Simpkins, Dal Bello, Husain and Galvin are not considered to be independent directors as a result of their employment by us or their affiliation with our Sponsors.

Our Board has also determined that Messrs. Bredesen and D’Arcy and Ms. Burt are “independent” for purposes of Section 303A of the Listed Company Manual of NYSE and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Structure

We combine the positions of Chairman of our Board of Directors and Chief Executive Officer. Our Chief Executive Officer, Mr. Martin, serves as the Chairman of our Board of Directors. Our Board believes this provides an efficient and effective leadership model for us because, given his day-to-day involvement with, and intimate understanding of, our specific business, industry and management team, Mr. Martin is particularly suited to effectively identify strategic priorities, lead the discussion and execution of strategy, and facilitate information flow between management and our Board. Our Board further believes that combining these roles fosters clear accountability, effective decision-making and alignment on the development and execution of corporate strategy. To promote effective independent oversight, our Board has adopted a number of governance practices, including:

•	ensuring the opportunity for executive sessions of the non-management directors after most regularly scheduled Board meetings;

•	ensuring the opportunity for executive sessions of the independent directors at least once a year; and

•	conducting annual performance evaluations of Mr. Martin by the Compensation Committee, the results of which are reviewed with our Board.

Our Board recognizes that no single leadership model is right for all companies and at all times, and our Board will review its leadership structure as appropriate to ensure it continues to be in the best interests of us and our stockholders.

Board Committees and Meetings

The following table summarizes the current membership of each of our Board’s committees.

Name	Audit and Compliance Committee	Executive Committee	Compensation Committee	Nominating and Corporate Governance Committee
Philip N. Bredesen	X
Carol J. Burt	X
Stephen R. D’Arcy	X, Chair
Michael A. Dal Bello		X	X
Robert Galvin, M.D.
M. Fazle Husain			X
Charles N. Martin, Jr.		X, Chair		X, Chair
Neil P. Simpkins		X	X, Chair	X

All directors are expected to make every effort to attend all meetings of our Board, meetings of the committees of which they are members and the Annual Meeting of Stockholders. All directors, except Mr. Husain and Dr. Galvin, attended the Annual Meeting of Stockholders held on November 10, 2011. In the fiscal year ended June 30, 2012, our Board met six times and took action by written consent once. Further, the Audit and Compliance Committee held four meetings, the Compensation Committee held four meetings and took action by written consent twice, the Nominating and Corporate Governance Committee met twice and took action by written consent once and the Executive Committee did not meet. All of our directors attended more than 75% of the meetings of our Board and the total number of meetings held by all committees of our Board on which he or she served during our 2012 fiscal year.

Committee Membership

Audit and Compliance Committee

All members of the Audit and Compliance Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit and Compliance Committee is “financially literate” within the meaning of the NYSE listing standards and has accounting or related financial management expertise. In addition, our Board has determined that Mr. D’Arcy qualifies as an audit committee financial expert as defined by applicable regulations of the Securities and Exchange Commission (the “SEC”). Our Board reached its conclusion as to Mr. D’Arcy’s qualification based on, among other things, his experience as a partner with PricewaterhouseCoopers LLP. Each of Ms. Burt and Mr. Bredesen also qualifies as an “audit committee financial expert” under SEC regulations.

The duties and responsibilities of the Audit and Compliance Committee are set forth in its charter, which may be found at www.vanguardhealth.com under Investor Relations: Corporate Governance: Highlights: Committee Charters: Audit and Compliance Committee, and include the following:

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review and discuss with management and the independent auditor prior to public dissemination our annual audited financial statements and quarterly financial statements, including our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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review and discuss with management and the independent auditor prior to public dissemination our earnings press releases as well as any financial information and earnings guidance provided to analysts and rating agencies;

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appoint, determine the compensation of, retain, oversee and terminate any independent auditor engaged (including the resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us;

•	review, at least annually, the qualifications, performance and independence of the independent auditor and present its conclusions with respect to the independent auditor to the full Board;

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review and discuss with management and the independent auditor any major issues arising as to the adequacy of our internal controls, any actions taken in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting;

•	review and discuss with the independent auditors the responsibilities, budget and staffing of our internal audit function;

•	review and discuss with management and the independent auditor our guidelines and policies with respect to risk assessment and risk management; and

•	review periodically the risks facing us and management’s efforts to manage those risks.

In addition, the Audit and Compliance Committee must pre-approve all auditing services and non-audit services, excluding certain minor non-audit services, to be provided to us by (i) the independent auditing firm that audits our consolidated financial statements on an annual basis, (ii) any other independent auditing firm that audits the financial statements on an annual basis of any of our subsidiaries or affiliates and, while Blackstone owns 20% or more of our voting securities, (iii) Deloitte & Touche LLP, which is the regular independent auditor for Blackstone Capital Partners (“BCP”) and/or Blackstone Real Estate Partners (“BREP”), BCP and BREP being affiliates of Blackstone, and its affiliates or (iv) any other regular independent auditor of those other companies controlled or significantly influenced by BCP or BREP and their affiliates. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services; provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

On behalf of our Board, the Audit and Compliance Committee plays a key role in the oversight of our risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

None of the members of the Compensation Committee is “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards due to their affiliation with our Sponsors.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.vanguardhealth.com under Investor Relations: Corporate Governance: Highlights: Committee Charters: Compensation Committee, and include the following:

•	establish and review our overall compensation philosophy;

•	review and approve corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

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evaluate the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other directors (as directed by our Board), determine and approve the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

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review and approve, or make recommendations to our Board with respect to, the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	consider policies and procedures pertaining to expense accounts of senior executives;

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review and approve, or make recommendations to our Board with respect to, incentive-compensation plans and equity-based plans that are subject to the approval of our Board, and oversee the activities of the individuals responsible for administering those plans;

•	review and approve our equity compensation plans that are not otherwise subject to the approval of our stockholders;

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review and approve, or make recommendations to our Board with respect to, all equity-based awards pursuant to our equity-based plans provided that until the committee is composed of at least two “non-employee directors,” as defined in Rule 16b-3 of the Exchange Act, all equity based awards shall be approved by the full Board;

•	monitor compliance by executives with the rules and guidelines of our equity-based plans; and

•	review and monitor all of our employee pension, profit sharing and benefit plans.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include reviewing and recommending the Compensation Discussion and Analysis to our Board for inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the Committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to any of our non-Section 16 officers under our incentive-compensation or other equity-based plans.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, in May 2011, the Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”) as its independent outside compensation consultant to assist it in evaluating the elements and levels of our executive compensation for our fiscal year ending June 30, 2012. The Compensation Committee also engaged CAP in July 2012 to assist it in evaluating the elements and levels of our executive compensation for our fiscal year ending June 30, 2013. For a discussion of compensation determination processes and procedures and role of CAP, see “Compensation Discussion and Analysis—Compensation Determination Process.”

Neither CAP nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our affiliates.

Nominating and Corporate Governance Committee

None of the members of the Nominating and Corporate Governance Committee is “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.vanguardhealth.com under Investor Relations: Corporate Governance: Highlights: Committee Charters: Nominating and Corporate Governance Committee, and include the following:

•	establish the criteria for the selection of new directors;

•	identify and recommend to our Board individuals to be nominated as directors;

•	evaluate candidates for nomination to our Board, including those recommended by stockholders;

•	conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	consider questions of independence and possible conflicts of interest of members of our Board;

•	review and make recommendations with respect to the composition and size of our Board;

•	oversee, at least annually, the evaluation of our Board and management;

•	periodically review the charter, composition and performance of each committee of our Board and recommend the creation or elimination of committees; and

•	oversee and approve the management continuity planning process.

Oversight of Risk Management

We are exposed to a number of risks including financial risks, operational risks and risks relating to regulatory and legal compliance. Our Chief Financial Officer is primarily responsible for our risk management function and regularly works closely with our senior executives to identify risks material to us. Our Chief Financial Officer reports regularly to our Chief Executive Officer and, as described below, the Audit and Compliance Committee and our Board, regarding our risk management policies and procedures.

On behalf of our Board, the Audit and Compliance Committee plays a key role in the oversight of our risk management policies and procedures. In this regard, the Audit and Compliance Committee discusses with management and the independent auditor our major financial risk exposures and the steps management has taken to monitor and control such exposures, including establishing guidelines and policies to govern the process by which risk assessment and risk management are undertaken. Specifically, the Audit and Compliance Committee meets with our Chief Financial Officer periodically throughout the year, as necessary, to discuss the risks facing us, including, in particular, any new risks that may have arisen since they last met.

Executive Sessions

To ensure free and open discussion and communication among the non-management directors of our Board, our non-management directors are provided the opportunity to meet in executive session at every regular Board meeting with no members of management present. In addition, at least once a year, the independent directors meet in a private session that excludes management and Sponsor-affiliated directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session. In the executive session of the Board held on August 18, 2012, the non-management directors and independent directors elected Neil Simpkins to serve as the presiding director in all future executive sessions.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe our Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Our Corporate Governance Guidelines, which include our categorical standards of director independence, our Board Committee charters and other corporate governance information are available on the Corporate Governance Highlights page of the Investor Relations section on our website at www.vanguardhealth.com. Any stockholder also may request them in print, without charge, by contacting our Corporate Secretary at Vanguard Health Systems, Inc., 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215 or corporate_secretary@vanguardhealth.com.

Code of Conduct

We maintain a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Business Conduct and Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets, business conduct and fair dealing. The Code of Business Conduct and Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. We will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct and Ethics granted to any of our executive officers, including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (www.vanguardhealth.com) rather than by filing a Form 8-K.

The Code of Business Conduct and Ethics may be found on our website at www.vanguardhealth.com under Investor Relations: Corporate Governance: Code of Conduct.

As described in our Code of Business Conduct and Ethics, we maintain two hotlines, an Ethics & Compliance Hotline and a Corporate Privacy (HIPAA) Hotline, by which our directors, officers, employees, any person doing business with us and members of the general public are provided with three avenues through which they can address any ethical questions or concerns: a toll-free phone line, an email address and U.S. mail. The two hotlines are available 24 hours a day, seven days a week. Persons can choose to remain anonymous in using the hotlines. In addition, we maintain a formal non-retaliation policy that prohibits action or retaliation against any person who makes a report in good faith even if the facts alleged are not confirmed by subsequent investigation.

Director Nomination Process

All persons nominated for election as directors at the Annual Meeting are currently serving on our Board and were recommended for re-election by our Nominating and Corporate Governance Committee. We established the Nominating and Corporate Governance Committee in connection with the initial public offering of our common stock in June 2011. The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending future director candidates, subject to the terms of the stockholders agreement and Mr. Martin’s employment agreement discussed below.

The Nominating and Corporate Governance Committee’s charter and our Corporate Governance Guidelines require the Committee to consider candidates timely submitted by our stockholders in accordance with the notice provisions and procedures set forth in our Amended and Restated By-Laws (as described below under “Stockholder Proposals For the 2012 Annual Meeting”) and to apply the same criteria to the evaluation of those candidates as the Committee applies to other director candidates. Any director nominees submitted by stockholders should be in writing and should include any material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, Vanguard Health Systems, Inc., 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215. All recommendations for nomination received by the Corporate Secretary that satisfy the requirements of our Amended and Restated By-Laws relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration.

The Committee may also use a variety of other methods to identify potential director candidates, such as recommendations by our directors, management or third party search firms. No third party search firm is currently retained to assist in that process. Our Board is responsible for nominating the slate of directors to be elected by our stockholders at each annual meeting of stockholders, upon the Committee’s recommendation.

The stockholders agreement described below under “Transactions with Related Persons – Stockholders Agreement” provides that, until we cease to be a “controlled company” within the meaning of the NYSE rules, Blackstone has the right to nominate six directors to our Board and MSCP has the right to nominate one director to our Board. In addition, the stockholders agreement provides that there shall be three independent directors elected to our Board. Once we cease to be a “controlled company,” Blackstone will only have the right to nominate five directors to our Board, and once Blackstone owns less than 10% of our outstanding shares of common stock, Blackstone will only have the right to nominate one director to our Board. Each of Blackstone and MSCP will lose its right to nominate any directors to our Board once it owns less than 5% of our outstanding shares of common stock. Currently, Blackstone has appointed three directors (Messrs. Simpkins, Dal Bello and Galvin) and MSCP has appointed one director (Mr. Husain) to our Board. In addition, our Chief Executive Officer, Mr. Martin, is a director, and three independent directors have been appointed (Messrs. Bredesen and D’Arcy and Ms. Burt) to our Board. These nominees, like all of our director nominees, are subject to election by our stockholders at our annual meeting.

In addition, our employment agreement with Mr. Martin provides that he shall serve as a member of our Board for as long as he is employed with us under that agreement. Our failure to nominate Mr. Martin for election by our stockholders or our stockholders’ failure to elect Mr. Martin to our Board would give rise to a breach of contract claim.

Our Chief Executive Officer initially recommended Mr. D’Arcy for election to our Board. In turn, Mr. D’Arcy was nominated by the non-profit entity that sold us The Detroit Medical Center system effective January 1, 2011, because we extended the right to nominate one member of our Board to this entity pursuant to a letter dated March 16, 2010. Mr. D’Arcy was elected to an additional three-year term by our stockholders at the annual meeting of stockholders held on November 10, 2011.

Director Qualification

Subject to the stockholders agreement and Mr. Martin’s employment agreement discussed above, the Nominating and Corporate Governance Committee is charged with identifying, recruiting and recommending to our Board only those candidates that the Committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by our Board. We strive to have a Board representing diverse experience at policy-making levels in business, education or other areas that are relevant to our business. To implement this goal, the Committee assesses diversity in evaluating each candidate’s individual qualities in the context of how that candidate would relate to our Board as a whole. The Committee will periodically assess whether our Board as a whole represents such diverse experience and recommend to our Board changes to the criteria for selection of new directors as appropriate. The Committee recommends candidates, including those submitted by stockholders, only if the Committee believes the candidate’s knowledge, experience and expertise would strengthen our Board and that the candidate is committed to representing the long-term interests of all of our stockholders.

For as long as we continue to qualify as a “controlled company” under NYSE listing standards, we are not subject to the NYSE requirement that a majority of our Board be independent.

The Nominating and Corporate Governance Committee assesses a candidate’s independence, background and experience, as well as the current Board’s skill needs and diversity. With respect to incumbent directors selected for re-election, the Committee assesses each director’s meeting attendance record and the suitability of continued service. In addition, individual directors and any nominee should be in a position to devote an adequate amount of time to the effective performance of director duties and should possess the following characteristics: integrity and accountability, informed judgment, financial literacy, a cooperative approach, a record of achievement, loyalty, and the ability to consult with and advise management.

Our Board believes that each of this year’s nominees is in a position to devote an adequate amount of time to the effective performance of director duties and has concluded that each nominee possesses the minimum qualifications identified above. In considering our Board as a whole, our Board has determined that this year’s nominees complement each other, meet our Board’s skill needs, and represent diverse experience at policy-making levels in areas relevant to our business.

Certain of our directors have been nominated by our Sponsors pursuant to the terms of the stockholders agreement. Since such Board nominations were made by our principal stockholders rather than our Board, we are unaware of the specific experience, qualifications, attributes or skills that led to each such stockholder’s conclusion that, in light of our business and structure, each of the persons so designated should serve as one of our directors. However, we note that (1) two of the three persons designated by Blackstone to be directors are either a Senior Managing Director (Mr. Simpkins) or a Managing Director (Mr. Dal Bello) in Blackstone’s Private Equity Group, with each having at least five years of employment with Blackstone’s private equity business and more than ten years of experience in the private equity industry; (2) the third person designated by Blackstone (Dr. Galvin) is also an operating partner in Blackstone’s Private Equity Group and is the Chief Executive Officer of Equity Healthcare LLC, Blackstone’s proprietary healthcare purchasing group having combined healthcare spending exceeding $1.5 billion annually for both Blackstone affiliated and non-affiliated companies, and for almost 15 years prior to joining Blackstone in 2010, Dr. Galvin was the Executive Director of Health Services and Chief Medical Officer for General Electric Company, in charge of the design and performance of GE’s health programs, including both health spending and the services delivered in its global medical clinics, as well as leading health policy for GE; and (3) the person designated by MSCP (Mr. Husain) to be one of our directors is a Managing Director of Metalmark Capital, a private equity firm which manages the MSCP funds owning shares in us, with Mr. Husain having more than 20 years of experience in the private equity and venture capital investment business. Additionally, Messrs. Dal Bello, Husain and Simpkins each have served on numerous boards of directors of healthcare companies.

In addition, our employment agreement with our Chief Executive Officer, Mr. Martin, provides that he shall serve as a member of our Board for as long as he is employed with us under that agreement. Mr. Martin has vast experience with hospital management companies like us. He has been our Chairman and Chief Executive Officer since we were founded in 1997, and prior thereto was Chairman, President and Chief Executive Officer of OrNda HealthCorp, a hospital management company, from 1992 to 1997 and President and Chief Operating Officer of HealthTrust, Inc., a hospital management company, from 1987 to 1991. Mr. Martin also is a director of several privately held companies.

As for as our independent directors (Messrs. Bredesen and D’Arcy and Ms. Burt), our Board believes that they possess the following experience, qualifications, attributes and skills that were considered by our Board in deciding to elect them as members of our Board:

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Mr. Bredesen served as the 48th Governor of the State of Tennessee from January 2003 until January 2011. He has been a founder, an investor and a director of several healthcare companies. These include HealthAmerica Corp., a managed care company that was listed on the NYSE and for which he was the Chief Executive Officer; Coventry Health Care, Inc., a diversified public managed healthcare company; First Commonwealth, Inc., a publicly-traded dental HMO company; and Qualifacts Systems Inc., a privately-held provider of software and web-based Electronic Health Records for the behavioral health and human services market. While Governor, he served as the Democratic co-chair of the National Governor’s Association Task Force on Health Reform. In addition, he is the author of Fresh Medicine: How to Fix Reform and Build a Sustainable Health Care System (Grove/Atlantic, 2010) and a frequent national speaker on health reform. Mr. Bredesen brings to our Board his experience in government, which is particularly relevant in light of the highly regulated nature of the healthcare sector, and executive experience in healthcare services companies, including experience as a chief executive officer.

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Ms. Burt has been principal of Burt-Hilliard Investments, a private investment and consulting service to the healthcare industry, since January 2008. Ms. Burt was formerly an executive officer of WellPoint, Inc., a health benefits management company, where she served from 1997 to 2007. Most recently, Ms. Burt served as WellPoint’s Senior Vice President, Corporate Finance and Development, from 2005 until 2007. From 1999 to 2004, Ms. Burt was WellPoint’s Senior Vice President, Finance and Strategic Development, and from 1997 to 1998, WellPoint’s Senior Vice President, Finance and Treasury. In her time at WellPoint, Ms. Burt was responsible for, among other things, mergers and acquisitions, corporate strategy, strategic investments, capital planning and allocation, treasury and investment functions, and real estate management. She also oversaw WellPoint’s financial planning and analysis, forecasting and budgeting and related matters. In addition, WellPoint’s financial services and international insurance business units reported to her. Ms. Burt brings to our Board her strategic, operational and financial experience in the managed care industry, which our Board finds valuable as we position ourselves for the future.

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Mr. D’Arcy is a partner of Quantum Group LLC, an investment and consulting company, and joined Quantum Group in August 2010. Also, Mr. D’Arcy was the Non-Executive Chairman of the Board of Trustees of The Detroit Medical Center from April 2007 to December 2010. Additionally, he was the Global Automotive Leader for PricewaterhouseCoopers LLP from July 2002 to June 2010 (after having been the Managing Partner of the Detroit office of PricewaterhouseCoopers LLP from 1998 to 2004 and having first joined its predecessor Coopers & Lybrand in 1976 as an auditor). Mr. D’Arcy brings to our Board financial expertise and public company accounting experience.

Stockholder Communications

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with the chairperson of the Audit and Compliance, Compensation, Executive or Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by (1) addressing such communications or concerns to the Corporate Secretary, 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215, who will forward such communications to the appropriate party, or (2) sending an e-mail to corporate_secretary@vanguardhealth.com. Such communications may be done confidentially or anonymously.

OUR EXECUTIVE OFFICERS

Set forth below is certain information regarding each of our current executives and their ages as of October 15, 2012, other than Charles N. Martin, Jr., whose biographical information is presented under “Class III – Directors Whose Term Expires in 2013.”

Name	Age	Position

Kent H. Wallace	57	President & Chief Operating Officer

Keith B. Pitts	55	Vice Chairman

Mark R. Montoney, M.D	55	Executive Vice President & Chief Medical Officer

Joseph D. Moore	65	Executive Vice President

Bradley A. Perkins, M.D	53	Executive Vice President-Strategy and Innovation & Chief Transformation Officer

Timothy M. Petrikin	44	Executive Vice President, Ambulatory Care Services

Phillip W. Roe	51	Executive Vice President, Chief Financial Officer & Treasurer

James H. Spalding	53	Executive Vice President, General Counsel & Secretary

Alan G. Thomas	58	Executive Vice President-Operations Finance

Gary D. Willis	47	Senior Vice President, Controller & Chief Accounting Officer

Kent H. Wallace has served as our President & Chief Operating Officer since September 2005. Prior thereto he was a Senior Vice President—Operations for us from February 2003 until September 2005, serving as Market President of our San Antonio, Texas operations. Prior thereto from July 2001 to December 2002, he was Regional Vice President of Province Healthcare Company of Brentwood, Tennessee, an owner and operator of non-urban, acute care hospitals in 13 states. During this time Mr. Wallace had managerial responsibility for seven of these hospitals. From June 1999 until June 2001, Mr. Wallace was President and Chief Executive Officer of Custom Curb, Inc. of Chattanooga, Tennessee, a family owned company which manufactured roof accessories. Prior thereto from January 1997 until May 1999, Mr. Wallace was a Vice President—Acquisitions and Development of Tenet Healthcare Corporation, a hospital management company.

Keith B. Pitts has been our Vice Chairman since May 2001, was one of our directors from August 1999 until September 2004, and was an Executive Vice President from August 1999 until May 2001. Prior thereto, from November 1997 until June 1999, he was the Chairman and Chief Executive Officer of Mariner Post-Acute Network, Inc. and its predecessor, Paragon Health Network, Inc., a nursing home management company. Prior thereto from August 1992 until January 1997, Mr. Pitts served as Executive Vice President and Chief Financial Officer of OrNda, a hospital management company (“OrNda”).

Mark R. Montoney, M.D. has been our Executive Vice President & Chief Medical Officer since December 2008. Prior to his employment with us, from July 2005 to December 2008, Dr. Montoney was System Vice President and Chief Medical Officer of OhioHealth Corporation, a not-for-profit regional hospital management company headquartered in Columbus, Ohio, which operates several hospitals and health and surgery centers, home-health providers, medical equipment and health service suppliers. Prior thereto, from July 2000 to July 2005, Dr. Montoney was Vice President—Quality & Clinical Support of Riverside Methodist Hospital, a large tertiary care hospital in Columbus, Ohio.

Joseph D. Moore has served as an Executive Vice President for us since November 2007. He served as our Executive Vice President, Chief Financial Officer and Treasurer from July 1997 until November 2007 and was one of our directors from July 1997 until September 2004. From February 1994 to April 1997, he was Senior Vice

President—Development of Columbia/HCA Healthcare Corporation (“Columbia”), a hospital management company. Mr. Moore first joined Hospital Corporation of America (a predecessor of Columbia) in April 1970, rising to Senior Vice President—Finance and Development in January 1993.

Bradley A. Perkins, M.D. has been our Executive Vice President—Strategy and Innovation & Chief Transformation Officer since July 2009. Prior to his employment with us, Dr. Perkins held various positions with the Centers for Disease Control & Prevention from July 1989 to June 2009, including Chief Strategy & Innovation Officer and Chief, Office of Strategy & Innovation from December 2005 to June 2009, and Deputy Director, Office of Strategy & Innovation, from May 2004 to December 2005.

Timothy M. Petrikin has served as our Executive Vice President, Ambulatory Care Services since February 2012. Prior thereto, he was the Chief Executive Officer and director of e+healthcare, LLC, an outpatient cancer care center company that he co-founded in 2002. Mr. Petrikin continues to serve as the Vice Chairman of e+healthcare, LLC. Prior to e+healthcare, LLC, from February 1997 to July 1999, he was the Vice President of Development for Ambulatory Resource Centres, an ambulatory surgery center company that was acquired by Symbion, Inc. in June 1999. Prior thereto, from December 1995 to February 1997, he was involved in the development of ambulatory surgery and diagnostic imaging joint ventures for OrNda.

Phillip W. Roe has been our Executive Vice President, Chief Financial Officer and Treasurer since November 2007. He was our Senior Vice President, Controller and Chief Accounting Officer from July 1997 to November 2007. Prior thereto he was Senior Vice President, Controller and Chief Accounting Officer of OrNda from September 1996 until January 1997 and was Vice President, Controller and Chief Accounting Officer of OrNda from October 1994 until September 1996.

James H. Spalding has served as our Executive Vice President, General Counsel and Secretary since September 2011. Prior thereto, he was our Senior Vice President, Assistant General Counsel and Assistant Secretary from November 1998 to August 2011. Before that he was Vice President, Assistant General Counsel and Assistant Secretary for us from July 1997 until November 1998. Prior thereto, from April 1994 until January 1997, he served as Vice President, Assistant General Counsel and Assistant Secretary of OrNda.

Alan G. Thomas has served as our Executive Vice President—Operations Finance since October 1, 2011. Previously, he had been our Senior Vice President—Operations Finance since July 1997. Prior thereto, Mr. Thomas was Senior Vice President—Hospital Financial Operations of OrNda from April 1995 until January 1997. Prior thereto he was Vice President—Reimbursement and Revenue Enhancement of OrNda from June 1994 until April 1995.

Gary D. Willis has served as our Senior Vice President, Controller and Chief Accounting Officer since May 2008. From February 2006 to May 2008, he was Senior Vice President and Chief Accounting Officer of LifePoint, a hospital management company. From December 2002 to February 2006, he was Vice President and Controller of LifePoint.

The executive officers named above were appointed by our Board to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit and Compliance Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2013.

Although ratification is not required by our Amended and Restated By-Laws or otherwise, our Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to our Board and the Audit and Compliance Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit and Compliance Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Representatives of Ernst & Young LLP will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

The shares represented by your proxy will be voted for the ratification of the selection of Ernst & Young LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of our fiscal year 2013 financial statements, we will enter into an agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for us.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our financial statements for fiscal year 2012 and 2011 and fees billed for other services rendered by Ernst & Young LLP for those periods:

	2012	2011
Audit fees (1)	$1,640,570	$1,995,102
Audit-related fees (2)	1,995	1,995
Tax fees (3)	176,856	410,850
All other fees (4)	—	184,255

Total	$1,819,421	$2,592,202

(1)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements included in Form 10-K and the review of our condensed consolidated financial statements included in Forms 10-Q. The audit fees also include amounts for comfort letters and consents related to SEC filings.
(2)	Includes fees billed for services performed by Ernst & Young LLP that are related to research and consultation services.
(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.
(4)	Includes the aggregate fees recognized in fiscal 2011 for products and services provided by Ernst & Young LLP, other than those services described above. These fees primarily related to certain reimbursement advisory services.

During our fiscal year ended June 30, 2012, our Audit and Compliance Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Ernst & Young LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit and Compliance Committee’s charter, the Audit and Compliance Committee has responsibility for engaging, setting compensation for and reviewing the performance of our independent registered public accounting firm. In exercising this responsibility, the Audit and Compliance Committee pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

Report of the Audit and Compliance Committee

The information contained in this Audit and Compliance Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

The Audit and Compliance Committee operates pursuant to a charter that is reviewed annually by the Audit and Compliance Committee. A brief description of the primary responsibilities of the Audit and Compliance Committee is included in this Proxy Statement under “Our Board of Directors and Certain Governance Matters—Committee Membership—Audit and Compliance Committee.” Our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit and Compliance Committee reviewed and discussed our audited financial statements with management and with our independent registered public accounting firm. The Audit and Compliance Committee also discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance.” In addition, the Audit and Compliance Committee received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Compliance Committee concerning independence, and discussed with our independent registered public accounting firm its independence.

Based upon the reviews and discussions described in the preceding paragraph, the Audit and Compliance Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2012 filed with the SEC.

Submitted by the Audit and Compliance Committee of our Board of Directors:

Stephen R. D’Arcy, Chair

Philip N. Bredesen

Carol J. Burt

PROPOSAL NO. 3—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC (which requirements were added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)), we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 37 to 54. While the results of the vote are non-binding and advisory in nature, our Board intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 22 to 54, as well as the discussion regarding the Compensation Committee on pages 10 to 11.

In particular, stockholders should note the following:

•	a significant portion of each named executive officer’s total compensation is tied to the achievement of our financial goals that contribute to our success in the short- and long-term;

•

long-term equity incentive grants, which constitute a key component of executive compensation, typically have a multi-year vesting period designed to motivate our named executive officers to make business decisions that, over the long-term, increase the price of our stock; and

•	we do not provide any tax gross-ups of annual compensation.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section discusses the principles underlying our executive compensation policies and decisions. It provides qualitative information regarding the manner in which compensation is earned by our executive officers and places in context the data presented in the tables that follow. In addition, in this section, we address the compensation paid or awarded during fiscal year 2012 to: Charles N. Martin, Jr., our Chief Executive Officer (principal executive officer); Phillip W. Roe, our Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer); and our three other most highly compensated executive officers, Kent H. Wallace, our President and Chief Operating Officer, Keith B. Pitts, our Vice Chairman, and Bradley A. Perkins, M.D., our Executive Vice President-Strategy & Innovation and Chief Transformation Officer. We refer to these five executive officers as our “named executive officers.”

In September 2004, private equity investment funds associated with Blackstone acquired a controlling interest in us (the “2004 Merger”) from private equity funds associated with MSCP, management and certain other private investors. In the 2004 Merger, MSCP retained a significant equity interest in us. Thus, from September 2004 until we consummated our initial public offering in June 2011, we were privately held and controlled by the Sponsors with a Board made up principally of representatives of the Sponsors and our Chief Executive Officer. As discussed in more detail below, various aspects of named executive officer compensation were negotiated and determined at the time of the 2004 Merger.

As a privately-owned company with a relatively small Board, from September 2004 until our June 2011 initial public offering, our entire Board acted as our Compensation Committee and oversaw and administered our executive compensation program. Our Board, in acting as the Compensation Committee, operated somewhat informally without a written charter in discharging its responsibilities relating to the compensation of our executive officers. Our Chief Executive Officer presented cash, equity and benefits compensation recommendations to our Board for its consideration and approval, but did not make any recommendations with respect to his own compensation. Our Board reviewed these proposals and made all final compensation decisions for our executive officers by exercising its discretion in accepting, modifying or rejecting any such recommendations.

Following our initial public offering in June 2011, we established a separate Compensation Committee, which now has the responsibility to administer our executive compensation program.

Philosophy of Executive Compensation Program

The overall aim of our executive compensation program is to promote our strategic business initiatives and financial performance objectives, as well as to create and maintain our equity value. The following are the principal objectives in the design of our executive compensation program:

•	attract, retain, and motivate superior management talent critical to our long-term success with compensation that is competitive within the marketplace;

•	maintain a reasonable balance among base salary, annual cash incentive payments and equity-based incentive compensation and other benefits;

•	ensure that compensation levels reflect the internal value and future potential of each executive and the achievement of outstanding individual results;

•	link executive compensation to the creation and maintenance of long-term equity value;

•	promote equity ownership by executives to align their interests with the interests of our equity holders and as a retention tool for key executives; and

•	ensure that incentive compensation is linked to the achievement of specific financial and strategic objectives, which are established in advance and approved by the Compensation Committee.

The Compensation Committee strives to make compensation decisions that effectively support our compensation objectives and reflect the contributions by executive officers. Our general practice is to offer a mix of fixed and at-risk compensation, providing to our executive officers total cash compensation (base salary and target cash incentive compensation) between the median range and the 75th percentile for similar executive officers within our peer group, and total direct compensation (total cash compensation and target equity-based incentive compensation) at the median range of similar executive officers within our peer group. The targets for our annual incentive compensation plan carry high thresholds — all targets require a minimum of 96% achievement before any payout is made to the executive, and then only at a 20% level. Furthermore, additional incentive compensation may be earned if performance above the targets is achieved. By targeting total direct compensation to the median range but providing for a higher level of payment (75th percentile) for total cash compensation, we believe we provide a proper balance of short-term and long-term performance goals, thereby aligning our executives’ interests with both the risk tolerance and performance objectives of our stockholders to ensure that our executive compensation program is directly related to stockholder value and our overall performance.

Compensation Determination Process

Following our June 22, 2011 initial public offering, our Board established a separate Compensation Committee that is responsible for, among other things, making all determinations regarding the compensation of our executive officers, including our named executive officers.

In connection with the consummation of our initial public offering, our Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”) to advise it concerning the fiscal year 2012, post-initial public offering compensation of our senior executive officers, including our named executive officers. The Compensation Committee also engaged CAP in July 2012 to advise it concerning the fiscal year 2013 compensation of our senior executive officers, including our named executive officers. CAP was engaged to select and determine an appropriate peer group of companies for us, assess competitive pay levels for our named executive officers and assist in determining the appropriate amount of equity to grant on an annual basis as well as the appropriate amount of equity to reserve. CAP provided data on market compensation practices and advised the Compensation Committee on executive compensation decisions generally as well as the design and structure of our executive compensation plans and policies. CAP prepared a detailed report for each fiscal year that analyzed the total direct compensation paid by our peer companies, which included base salary, target bonus opportunity and equity compensation. The report also included information concerning the size of the equity grants and the performance measures used by our peer companies with respect to their long-term equity incentive plans.

In order to compare our compensation to other healthcare companies, the consultant selected a peer group of ten healthcare companies that own and operate hospitals or other healthcare facilities. For CAP’s fiscal year 2012 report, our peer group consisted of the following companies:

HCA Holdings, Inc.	IASIS Healthcare LLC

Community Health Systems, Inc.	Universal Health Services, Inc.

Tenet Healthcare Corporation	Kindred Healthcare, Inc.

Health Management Associates, Inc.	Select Medical Holdings Corporation

LifePoint Hospitals, Inc.	HealthSouth Corporation

For CAP’s fiscal year 2013 report, our peer group consisted of the same companies with the exception of IASIS Healthcare LLC, for which reliable information was not publicly available.

The Compensation Committee believes that the peer group includes several companies against which we compete for management talent. The composition of our peer group will be periodically reviewed and updated by the Compensation Committee with assistance from an independent compensation consultant.

The Compensation Committee, working with its compensation consultant, endeavors to have the annual base salaries and performance-based contingent compensation of our named executive officers set at levels that it believes are competitive with similar compensation that is earned, or may be earned, by executive officers at our peer group companies.

We believe that compensation paid to our executive officers should be aligned closely with our short-term and long-term financial performance goals. As a result, a portion of executive compensation will be “at risk” and tied to the attainment of previously established financial goals. However, we also believe that it is prudent to provide competitive base salaries and benefits to attract and retain superior talent in order to achieve our strategic objectives.

Elements of Our Executive Compensation Program

In fiscal year 2012, the principal elements of our compensation for our executive officers, including our named executive officers, were:

•	base salaries;

•	cash incentive compensation opportunities;

•	long-term equity-based incentive compensation; and

•	benefits and executive perquisites.

Each of the elements of our compensation program is discussed in further detail below.

Base Salaries

Annual base salaries reflect the fixed component of the compensation for an executive’s ongoing contribution to the operating performance of his or her functional area of responsibility with us. The Compensation Committee believes that base salaries must be competitive based upon the scope of responsibilities and market compensation of similar executives, but that a substantial portion of compensation should also be reserved for other compensation elements that are directly related to company performance. To determine market levels of base salary compensation, our Human Resources Department has typically provided our Chief Executive Officer and our Board with market data from the U.S. healthcare provider industry on annual basis. Our Human Resources Department usually gathered market data from the following sources: Mercer LLC; Sullivan, Cotter & Associates; and Salary.com (which is a division of Kenexa Corporation). All of such market data was broad-based (e.g., the Mercer data came from 130 hospitals and healthcare systems, for-profit as well as non-profit) and was used only to assist the Chief Executive Officer and our Board to obtain a general understanding of current base salary levels in comparable executive positions. Also, prior to hiring CAP, the last time our Board used benchmarking against a peer group of companies in establishing base salaries was our fiscal year 2009. Other factors such as internal equity and comparability are also considered when establishing a base salary for a given executive. Our Board also utilizes the experience, market knowledge and insight of its members in evaluating the competitiveness of current salary levels. Our Human Resources Department is also a resource for such additional information as needed by our Chief Executive Officer or our Board.

Generally, base salaries of all executive officers, including the named executive officers, are reviewed and adjusted by the Compensation Committee once per year based upon the recommendations of our Chief Executive Officer (except he makes no recommendation as to his own salary). In turn, our Chief Executive Officer bases his recommendations upon his assessment of each executive’s performance, our overall budgetary guidelines and market data provided to him by our Human Resources Department. Prior to fiscal 2012, salary adjustments were typically made as of July 1 of each year (which is the first day of our fiscal year). Beginning in fiscal 2012, salary adjustments have been made effective as of October 1. The effective date of salary adjustments was changed for budgetary reasons and to have the salary increases for the executive officers be on the same date as the salary increases for our corporate employees. In addition to the annual salary review, based upon the recommendations of our Chief Executive Officer, the Compensation Committee may also adjust base salaries at other times during the year in connection with promotions, increased responsibilities or to maintain competitiveness in the market.

After reviewing the data and recommendations provided by CAP in its fiscal year 2012 report, which included information on the compensation paid by our peer companies, and analyzing the total compensation package, including base salary, cash bonus opportunity and equity grants, that we offer in comparison to our peer group, in September 2011, the Compensation Committee approved raises for certain of our named executive officers, effective on October 1, 2011. Mr. Martin’s annual base salary was increased to $1,250,000, Mr. Roe’s annual base salary was increased to $650,000, Mr. Wallace’s annual base salary was increased to $725,000 and Mr. Pitts’ annual base salary was increased to $700,000. The salary for each named executive officer for our fiscal year ended June 30, 2012 is reported in the Summary Compensation Table below.

After reviewing the data and recommendations provided by CAP in its fiscal year 2013 report, which included information on the compensation paid by our peer companies, and analyzing the total compensation package, including base salary, cash bonus opportunity and equity grants, that we offer in comparison to our peer group, in September 2012, the Compensation Committee approved raises for certain of our named executive officers, effective on October 1, 2012. Mr. Wallace’s annual base salary was increased to $750,000 and Mr. Roe’s annual base salary was increased to $675,000. These named executive officers received raises as the data included in the CAP report indicated that the total compensation paid to such named executive officers was below the median paid to similar executives within our peer group.

Cash Incentive Compensation

Annual Incentive Plan

Annual cash incentive awards are available to our named executive officers, as well as to our other executive officers, under the Vanguard Health Systems, Inc. 2001 Annual Incentive Plan, which we amended and restated as the Annual Incentive Plan in connection with our initial public offering in June 2011 (as amended, the “Annual Incentive Plan”). The Annual Incentive Plan is designed to align our executives’ short-term cash compensation opportunities with our annual financial and operational goals and the growth objectives of our stockholders and to motivate our executives’ annual performance. Performance criteria for our consolidated operations and/or for any individual business unit or division established for an award for a given performance period under the Annual Incentive Plan may include: (i) basic or diluted earnings per share, (ii) cash flow, (iii) economic value added (i.e. after-tax operating profit less the annual total cost of capital), (iv) income, which may include net income and operating income, (v) quality of service and/or patient care, (vi) return measures (including, but not limited to, return on assets, capital, equity or sales), (vii) EBITDA or Adjusted EBITDA or (viii) our stock price (including, but not limited to, growth measures and total stockholder return).

Under the Annual Incentive Plan, our Board has historically established (although it has delegated this duty to the Compensation Committee starting with our 2012 fiscal year) specific earnings-related, cash flow or operations-related goals for all of our executive officers, including our named executive officers, for the fiscal year based upon the recommendations of our Chief Executive Officer. The executive officers are eligible to receive a cash award or awards based primarily on the extent to which we meet our overall pre-established earnings and/or cash flow and/or other operations-related goals. Typically, in recent years the goals for our executive officers have been company-wide. The Compensation Committee determines one or more target awards for each executive officer, designates an overall performance level or levels required to earn each target award and may also determine threshold performance levels at which minimum awards are earned and performance levels that result in maximum awards to be paid. Target awards may vary among executives based on competitive market practices for comparable positions, their decision-making authority and their ability to affect financial and operational performance. In addition to performance-related awards, the Compensation Committee may make and pay out discretionary cash awards at any time. The Compensation Committee has the discretion to adjust the annual performance targets during the year in the event of acquisitions and divestitures, restructured or discontinued operations, or other extraordinary or unusual events occurring during the year. The Compensation Committee evaluates the allocation factors within the Annual Incentive Plan on an annual basis and has the flexibility to decrease any award and/or adjust the structure, including allocation percentages, as needed in order to better align the incentives under the Annual Incentive Plan, as well as to make other determinations under the Annual Incentive Plan, including whether and to what extent performance goals have been achieved following the end of a performance period. Also, our Chief Executive Officer may, in his or her sole discretion, reduce an award earned by an executive officer if our Chief Executive Officer concludes that such executive officer has failed at any time during his or her employment with us to exhibit business or personal behavior in compliance with our Code of Business Conduct and Ethics, our Compliance Manual, any of our legal, accounting and human resources policies or applicable law or regulations. We retain the discretion to amend or discontinue the Annual Incentive Plan and/or any award granted under the Annual Incentive Plan in the future, subject to the terms of the existing awards and the requirements of applicable law.

Fiscal 2012

On September 9, 2011, pursuant to the Annual Incentive Plan, the Compensation Committee adopted the specific cash bonus program for our fiscal year ended June 30, 2012 (the “2012 Incentive Plan”) applicable to, among others, our named executive officers. Under the 2012 Incentive Plan, our executive officers, including the named executive officers, and certain other of our employees are eligible to receive a cash bonus payment equal to a certain percentage of base salary based upon our achievement in fiscal 2012 of specific performance targets established by the Compensation Committee. For the 2012 Incentive Plan, target awards for our corporate officers (adjusted to reflect the impact of acquisitions during fiscal year 2012) were based 50% upon us achieving a consolidated Adjusted EBITDA performance level goal of $547,904,430, 20% upon our achieving a consolidated free cash flow (defined as Adjusted EBITDA less certain capital expenditures adjusted for a working capital component) performance level goal of $308,805,811, 20% upon our achieving an earnings per share goal of $0.96 and 10% upon our hospitals achieving certain quality and experience goals. The Compensation Committee set threshold and maximum awards, which are specified percentages of the target awards, for the named executive officers under the 2012 Incentive Plan. For our named executive officers, a threshold award of 20% of the target award relating to consolidated Adjusted EBITDA, consolidated free cash flow and earnings per share would be payable upon our reaching 96% of each of the consolidated Adjusted EBITDA goal, consolidated free cash flow goal and earnings per share goal, with increasing payout levels of 40% to 80% of the target award payable upon our reaching 97% to 99% of each of such goals (in each case calculated in evenly graduated increments). For these named executive officers, maximum awards (that is, additional awards in excess of their target awards) of an aggregate of 150% of the target awards relating to consolidated Adjusted EBITDA, free cash flow and earnings per share was payable upon our reaching 105% of each of the consolidated Adjusted EBITDA, free cash flow and earnings per share goals, with increased awards of 110% to 140% of the target awards payable upon our reaching 101% to 104% of such goals (in each case calculated in evenly graduated increments).

Under the 2012 Incentive Plan, the target percentages of base salary set and the threshold, target and maximum payments (expressed as a percentage of base salary) for each of the named executive officers were as follows:

	Charles N. Martin, Jr.	Phillip W. Roe	Kent H. Wallace	Keith B. Pitts	Bradley A. Perkins
Percentage of Base Salary
Target	120%	100%	100%	100%	100%
Threshold	24.6%	20.5%	20.5%	20.5%	20.5%
Maximum	174%	145%	145%	145%	145%

Financial Weightings
Consolidated Adjusted EBITDA (1)	50%	50%	50%	50%	50%
Consolidated free cash flow (2)	20%	20%	20%	20%	20%
Earnings per share	20%	20%	20%	20%	20%
Certain quality and experience goals (3)	10%	10%	10%	10%	10%

(1)	Adjusted EBITDA is defined by us as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, gain or loss on the disposal of assets, equity method income, stock compensation, monitoring fees and expenses, realized gains or losses on investments, debt extinguishment costs, acquisition related expenses, impairment and restructuring charges, pension expense (credits) and discontinued operations, net of taxes. At the consolidated level, monitoring fees and expenses represent fees and reimbursed expenses paid to affiliates of The Blackstone Group and Metalmark Subadvisor LLC for advisory and oversight services.
(2)	Free cash flow is defined by us as Adjusted EBITDA minus certain capital expenditures, except those construction projects which we are allowed to exclude from our covenant limiting our annual capital expenditures found in our principal credit facility, adjusted for a working capital component.

(3)	The quality and experience goals identified by the Compensation Committee were based upon our achievement with respect to three goals relating to patient satisfaction, one goal related to employee engagement and four goals relating to quality and safety.

Our named executive officers earned 150% of their target award with respect to the consolidated Adjusted EBITDA performance goal under our Annual Incentive Plan for fiscal 2012 by our obtaining a consolidated Adjusted EBITDA level of $575,744,007 in relation to a targeted amount of $547,904,430. The named executive officers also earned 150% of their target award with respect to the consolidated free cash flow performance goal for fiscal 2012 by our obtaining a consolidated free cash flow of $352,179,498 in relation to a targeted amount of $308,805,811. Further, the named executive officers earned 150% of their target award with respect to the earnings per share goal for fiscal 2012 by our obtaining earnings per share of $1.13 in relation to a targeted amount of $0.96. Finally, the named executive officers earned 3.6% of their target award with respect to our achievement in relation to certain quality and experience goals. Therefore, each of our named executive officers earned 138.6% of his total target bonus opportunity for fiscal year 2012.

The awards above were approved by the Compensation Committee in August 2012 and were paid to our named executive officers during September 2012 in the individual amounts set forth in the column of the Summary Compensation Table entitled “Non-Equity Incentive Plan Compensation,” except that the amounts earned in excess of 100% of the target awards were or will be paid as follows: 1/3 in September 2012, 1/3 in September 2013, and 1/3 in September 2014. Generally, the named executive officer must be employed at the time of payment to receive such deferred amounts unless the executive officer has been terminated without “cause” or resigns for “good reason,” in each case following a “change of control” (as each such term is defined in the executive officer’s employment agreement or severance protection agreement, as the case may be). However, if an executive officer’s employment is terminated before the payment date for any reason except discharge for cause or voluntary termination, the executive may receive a portion of his award if so determined by the Compensation Committee.

Our Board has historically (and in the two most recent fiscal years our Compensation Committee has) attempted to maintain consistency year over year with respect to the difficulty of achieving the financial performance goals under our Annual Incentive Plan. The financial performance goals used by our Board in recent years, including fiscal year 2012, for the annual incentive awards for our executive officers, including our named executive officers (Adjusted EBITDA, free cash flow and earnings per share) are identical to or derived from our consolidated annual Adjusted EBITDA and capital expenditures budgets approved at the beginning of each fiscal year by our Board. Our consolidated annual Adjusted EBITDA budget and, accordingly, the annual consolidated Adjusted EBITDA financial target typically increase each year to promote continuous growth consistent with our business plan. Despite these increases, the financial performance targets are designed to be realistic and attainable though slightly aggressive, requiring in each fiscal year strong performance and execution that in our view provides an annual incentive firmly aligned with stockholder interests. This balance is reflected by the following:

•	none of our named executive officers earned any awards under the Annual Incentive Plan for fiscal year 2007 when our financial performance was not strong;

•	our named executive officers did earn their full target awards under the Annual Incentive Plan for fiscal years 2008 and 2009 when our financial performance was much stronger;

•	our named executive officers earned 90% of their Adjusted EBITDA target awards and all of their free cash flow target awards for fiscal year 2010 when our performance was reasonably strong;

•

in fiscal year 2011, our named executive officers who were corporate officers (Messrs. Martin, Roe, Wallace and Perkins) earned 80% of their Adjusted EBITDA target awards and all of their free cash flow target awards when our performance was reasonably strong but not as strong as fiscal year 2010, and the one named executive officer who was an operating officer (Mr. Duggan) earned more than 100% of his Adjusted EBITDA and free cash flow target awards since our performance in his market was strong; and

•	in fiscal year 2012, our named executive officers earned the maximum award with respect to the Adjusted EBITDA, free cash flow and earnings per share goals since our financial performance was strong.

In addition, no participant under the Annual Incentive Plan may receive more than $10,000,000 in the aggregate in any fiscal year under the Annual Incentive Plan.

Under present federal income tax law, our executive officers are required to recognize ordinary income equal to the amount of the cash award received in the year of receipt. That income is also subject to applicable income and employment tax withholding. If and to the extent that the awards satisfy the requirements of Section 162(m) of the Internal Revenue Code (the “Code”) (to the extent applicable) and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the executive.

Fiscal 2013

On August 17, 2012, pursuant to the Annual Incentive Plan, the Compensation Committee adopted the specific cash bonus program for our fiscal year ending June 30, 2013 (the “2013 Incentive Plan”) applicable to, among others, the Company’s named executive officers. Under the 2013 Incentive Plan, the Company’s executive officers, including its named executive officers, and certain other employees will be eligible to receive a cash bonus payment equal to a certain percentage of base salary based upon our achievement in fiscal 2013 of specific performance targets established by the Compensation Committee. For the 2013 Incentive Plan, target awards for our corporate officers will be based 60% upon our achieving a consolidated Adjusted EBITDA performance level goal, 20% upon our achieving a consolidated free cash flow (defined as Adjusted EBITDA less certain capital expenditures, except those construction projects which we are allowed to exclude from our covenant limiting our annual capital expenditures found in our principal credit agreement, adjusted for a working capital component) performance level goal and 20% upon our achieving an earnings per share goal. For operating officers, such as our Market Presidents, target awards will be based 60% upon the hospitals in such operating officer’s market (“Market”) achieving certain financial performance goals (which relate to Adjusted EBITDA, free cash flow, net revenue, labor expense per adjusted discharge and supply chain expense per adjusted discharge), 15% upon achieving certain experience goals (which relate to patient satisfaction and employee engagement), 15% upon achieving certain quality and safety goals and 10% upon achieving a certain growth goal relating to surgical procedures.

For our named executive officers, all of whom are corporate officers, the Compensation Committee decided that all of performance goals would be company-wide financial goals for fiscal 2013. For fiscal 2012, 10% of the bonus for our named executive officers was based upon our achievement of certain quality and experience goals. The Compensation Committee thought that these quality and experience goals were more appropriate for our operating officers.

The Compensation Committee determined a target award for each executive officer and designated the performance level required to earn each target award. The Compensation Committee also determined threshold performance levels at which minimum awards are earned and performance levels that result in maximum awards to be paid. The thresholds represent the performance levels below which no bonus may be paid with respect to a particular performance measure.

Under the 2013 Incentive Plan, the target percentages of base salary set for fiscal 2013 and the threshold, target and maximum payments (expressed as a percentage of base salary) for each of the named executive officers will be as follows:

Percentage of Base Salary	Charles N. Martin, Jr.	Phillip W. Roe	Kent H. Wallace	Keith B. Pitts	Bradley A. Perkins
Target	120%	100%	100%	100%	100%
Threshold	24%	20%	20%	20%	20%
Maximum	180%	150%	150%	150%	150%

For our named executive officers, a threshold award of 20% of the target award relating to Adjusted EBITDA, free cash flow and earnings per share goals would be payable upon our reaching 96% of each of the Adjusted EBITDA goal, free cash flow goal and earnings per share goal, with increasing payout levels of 40% to 80% of the target award payable upon our reaching 97% to 99% of each of such goals (in each case calculated in evenly graduated increments). Maximum awards of an aggregate of 150% of the target awards relating to Adjusted EBITDA and free cash flow would be payable upon our reaching 105% of each of the Adjusted EBITDA and free cash flow goals, with increased awards of 110% to 140% of the target awards payable upon our reaching 101% to 104% of such goals (in each case calculated in evenly graduated increments), and maximum awards of an aggregate of 150% of the target awards relating to earnings per share would be payable upon our reaching 110% of the earnings per share goal, with increased awards of 105% to 145% of the target awards payable upon our reaching 101% to 109% of such goal (in each case calculated in evenly graduated increments). Because earnings per share is more sensitive to changes in net income than Adjusted EBITDA and free cash flow, the Compensation Committee decided that the maximum award for our earnings per share goal would be achieved if we reached 110% of our earnings per share target in fiscal 2013 rather than 105% in fiscal 2012.

The awards earned by our executive officers for fiscal year 2013 will be paid in September 2013, except that the amounts earned in excess of 100% of the target awards will be paid as follows: 1/3 in September 2013, 1/3 in September 2014, and 1/3 in September 2015. The executive officer must be employed at the time of payment to receive any amount payable under the 2013 Incentive Plan, including any deferred payments in excess of 100% of the target award, unless, prior to either the second or the third payment date, the executive officer has been terminated without “cause” or resigns for “good reason,” in each case following a “change of control” (as each such term is defined in the executive officer’s employment agreement or severance protection agreement, as the case may be). However, if an executive officer’s employment is terminated before the payment date for any reason except discharge for cause or voluntary termination, the executive may receive a portion of his or her award if so determined by the Compensation Committee.

Long-Term Equity-Based Incentive Compensation

Our executive officer compensation has a substantial equity component as we believe superior equity investors’ returns are achieved through a culture that focuses on long-term performance by our named executive officers and other key employees. By providing our executives with an equity stake, we believe we are better able to align the interests of our named executive officers and our other equity holders. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time. We believe restricted stock units (“RSUs”) are also effective in achieving our compensation objectives because employees realize immediate value as RSUs vest, with the value increasing as our stock performance increases, so that these grants also provide meaningful incentives to employees to help us increase the value of our stock over time.

At the time of the 2004 Merger, certain executive officers, including Messrs. Martin, Roe, Wallace and Pitts, were allowed by the Sponsors to each purchase certain equity incentive units in our then parent company (VHS Holdings LLC which merged (the “Holdings Merger”) into Vanguard Health Systems, Inc. immediately prior to our initial public offering) that vest upon the eighth anniversary of their grant or, if earlier, upon a “liquidity event” based on Blackstone receiving a pre-established return on its invested capital. These equity incentive units became restricted shares upon the closing of the Holdings Merger and became vested for the executive officers on September 23, 2012. From September 2004 until June 2011, we also maintained the Vanguard Health Systems, Inc. 2004 Stock Incentive Plan (the “2004 Stock Plan”). From time to time during this period we granted options to purchase our common stock and RSUs in respect of our common stock to our named executive officers and our other executive officers pursuant to the 2004 Stock Plan. In making long-term equity incentive grants of options and RSUs to our executive officers, including our named executive officers, certain factors were considered, including, but not limited to, the position the executive has or is taking with us, the present equity ownership levels of the executive officer, internal pay equity and the level of the executive’s total annual compensation package compared to similar positions at other healthcare companies. There was no set program schedule for option or RSU grants under the 2004 Stock Plan to the executive officers, but grants to them (as well as other key employees) were typically made upon hiring or upon promotion. However, our executive officers and other employees were also eligible to receive additional or “refresher” grants from time to time. We did not have a set program for the award of refresher grants, and our Board retained discretion to make stock option or RSU awards to employees at any time. With respect to equity grants under the 2004 Stock Plan, Mr. Martin, our Chief Executive Officer, made recommendations to our Board in respect of all proposed equity grants, including to our named executive officers (except for himself). Our Board reviewed the recommendations from Mr. Martin and made the final determination and approval in respect of all grants. Since the 2004 Merger, no options or RSUs under the 2004 Stock Plan have been granted to Mr. Martin.

As of June 30, 2012, approximately 65% of the outstanding options under the 2004 Stock Plan have a vesting schedule pursuant to which the options vest 20% per year over five years, with the remaining approximately 35% of the outstanding options vesting upon the eighth anniversary of the date of the grant, subject to earlier vesting upon a “liquidity event” based on Blackstone receiving a pre-established return on its invested capital. The exercise prices of all of our options granted under our 2004 Stock Plan prior to our initial public offering were set by our Board at no less than the fair market value of a share of our common stock as of the grant date, as determined by our Board in good faith and supplemented and supported by an independent third party valuation. As discussed below under the heading “Our 2004 Stock Incentive Plan,” a portion of the time-vesting options was granted with an exercise price of $3,000 per share (reduced to $33.67 per share as a result of the share repurchase in January 2010 and the dividend paid in January 2011 and the impact of the 59.584218 to 1 stock split effectuated immediately prior to our initial public offering), which was a substantial premium over the exercise price applicable to the other portion of the time-vesting options, such options hereafter referred to as the “performance options.” We do not have any program or plan obligation that requires us to grant stock options on specified dates, and we have not made equity grants in connection with the release or withholding of material non-public information.

In addition, in connection with consummation of our initial public offering in June 2011, we adopted a new equity incentive plan, as described below under “2011 Stock Incentive Plan,” pursuant to which a total of 14,000,000 shares of our common stock were reserved for issuance. Since the adoption of the 2011 Stock Incentive Plan (the “2011 Stock Plan”), no further awards have been or will be made under the 2004 Stock Plan. Currently, we expect to grant equity awards to our executive officers, including our named executive officers, under the 2011 Stock Plan from time to time. On June 21, 2011, we issued 1,684,733 restricted shares of common stock and 1,245,086 stock options exercisable at $33.67 per share under the 2011 Stock Plan in connection with the Holdings Merger in exchange for equity incentive units in VHS Holdings LLC then-held by our named executive officers and other executive officers.

On September 20, 2011 and September 20, 2012, pursuant to 2011 Stock Plan, our Board issued equity grants to certain of our employees, including our named executive officers. Certain executive officers received stock options and RSUs and certain executive officers and other employees only received RSUs. The Compensation Committee awarded stock options to certain executive officers as an additional incentive for such executive officers because the Compensation Committee felt those executive officers had responsibility over those areas of our business that most directly affect the value of our stock over the long-term. For similar reasons, these executive officers also received twice as many performance-based RSUs as time-based RSUs, whereas other officers that received performance-based RSUs and time-based RSUs received the same number of each.

One-third of the stock options vest and become exercisable on each of the first, second and third anniversaries of the option grant date unless there is a Change in Control (as defined in the 2011 Stock Plan), in which case the options shall automatically become vested and exercisable immediately prior to the Change of Control. The exercise price for the stock options was the closing price of our common stock as reported on the NYSE on the option grant date, which was $11.79 per share on September 20, 2011 and $11.81 per share on September 20, 2012.

The following named executive officers received option grants on September 20, 2011: Charles N. Martin, Jr., Chairman and Chief Executive Officer, 141,415; Phillip W. Roe, Executive Vice President, Chief Financial Officer and Treasurer, 27,973; Kent H. Wallace, President and Chief Operating Officer, 33,217; Keith B. Pitts, Vice Chairman, 31,469; and Bradley A. Perkins, Executive Vice President – Strategy and Innovation and Chief Transformation Officer, 27,973.

The following named executive officers received option grants on September 20, 2012: Charles N. Martin, Jr., Chairman and Chief Executive Officer, 141,701; Phillip W. Roe, Executive Vice President, Chief Financial Officer and Treasurer, 27,936; Kent H. Wallace, President and Chief Operating Officer, 33,199; Keith B. Pitts, Vice Chairman, 31,579; and Bradley A. Perkins, Executive Vice President – Strategy and Innovation and Chief Transformation Officer, 16,195.

Two types of RSUs were granted to employees – time-based and performance-based. The time-based RSUs (“A Units”) vest in 25% increments on each of the first, second, third and fourth anniversaries of the grant date unless there is a Change in Control, in which case the A Units will immediately vest. The performance-based RSUs were divided equally into Adjusted EBITDA Performance Grants (“B Units”) and EPS Performance Grants (“C Units”). Grantees were granted a certain target number of B Units and C Units, although there was a performance multiplier ranging from 50% to 150% that was applied in the determination of the number of B Units or C Units actually earned by a grantee based on the percentage of the target performance goal achieved by us (assuming that at least the minimum performance levels were achieved). None of the B Units or C Units would have been earned if we had not met the minimum performance goal for such Units. The Compensation Committee had the discretion to adjust the target performance levels for the B Units and C Units to exclude the impact of items during the year deemed to be unusual, unexpected or non-recurring.

The number of B Units earned by a grantee was based on the percentage of our consolidated Adjusted EBITDA target goal achieved for the fiscal year ended June 30, 2012 (“FY 2012”). A grantee would earn the target number of B Units granted if we achieve our target consolidated Adjusted EBITDA goal, whereas the grantee would earn 50% of the B Units granted if we achieved the minimum performance goal of 98% of our consolidated Adjusted EBITDA target, 75% of the B Units granted if we achieved 99% of our consolidated Adjusted EBITDA target and 110% to 150% of the B Units granted upon our reaching 101% to 105% of our consolidated Adjusted EBITDA target.

The number of C Units earned by a grantee is based on the percentage of our earnings per share (“EPS”) target goal achieved for FY 2012. A grantee would earn a certain percentage of C Units granted according to the following table:

Percent of Target EPS	Performance Multiplier
Below 98%	Zero
98%	50%
99%	60%
100%	70%
101%	80%
102%	90%
103%	100%
104%	105%
105%	110%
106%	115%
107%	120%
108%	125%
109%	130%
110%	135%
111%	140%
112%	145%
113%	150%

With respect to the B Units and C Units, the grantee would earn the number of RSUs for the highest performance level achieved and there will not be linear interpolation if our actual performance falls between two stated performance levels.

With respect to the September 20, 2011 grants, 25% of the earned B Units and earned C Units vest on September 1, 2012 and on each September 1 thereafter until fully vested, subject to the grantee’s continued employment through the relevant vesting dates. In the event of a Change in Control after FY 2012, earned but unvested B Units and C Units fully vest immediately upon a Change in Control. In the event of a Change in Control prior to the end of FY 2012, the B Units and C Units that are outstanding will vest based on the performance multiplier that would have applied if target levels of consolidated Adjusted EBITDA and EPS had been achieved. B Units and C Units that are not earned are forfeited, and earned but unvested B and C Units are forfeited if the grantee is not employed by us on the vesting date.

The following named executive officers received RSU grants on September 20, 2011: Charles N. Martin, Jr., Chairman and Chief Executive Officer, 70,000 A Units, 126,347 B Units and 126,347 C Units; Kent H. Wallace, President and Chief Operating Officer, 16,443 A Units, 24,665 B Units and 24,663 C Units; each of Phillip W. Roe, Executive Vice President, Chief Financial Officer and Treasurer, and Bradley A. Perkins, Executive Vice President – Strategy and Innovation and Chief Transformation Officer, 13,847 A Units, 20,771 B Units and 20,769 C Units; and Keith B. Pitts, Vice Chairman, 15,577 A Units, 23,366 B Units and 23,366 C Units.

With respect to the September 20, 2012 grants, 25% of the earned B Units and earned C Units vest on each anniversary of the grant date until fully vested, subject to the grantee’s continued employment through the relevant vesting dates. In the event of a Change in Control after our 2013 fiscal year, earned but unvested B Units and C Units fully vest immediately upon a Change in Control. In the event of a Change in Control prior to the end of our 2013 fiscal year, the B Units and C Units that are outstanding will vest based on the performance multiplier that would have applied if target levels of consolidated Adjusted EBITDA and EPS had been achieved. B Units and C Units that are not earned are forfeited, and earned but unvested B and C Units are forfeited if the grantee is not employed by us on the vesting date.

The following named executive officers received RSU grants: Charles N. Martin, Jr., Chairman and Chief Executive Officer, 69,433 A Units, 69,434 B Units and 69,433 C Units; Phillip W. Roe, Executive Vice President, Chief Financial Officer and Treasurer, 13,688 A Units, 13,689 B Units and 13,688 C Units; Kent H. Wallace, President and Chief Operating Officer, 16,267 A Units, 16,268 B Units and 16,267 C Units; Keith B. Pitts, Vice Chairman, 15,474 A Units, 15,474 B Units and 15,474 C Units; and Bradley A. Perkins, Executive Vice President – Strategy and Innovation and Chief Transformation Officer, 7,935 A Units, 7,936 B Units and 7,935 C Units.

Benefits and Executive Perquisites

Our Board believes that attracting and retaining superior management talent requires an executive compensation program that is competitive in all respects with the programs provided at similar companies. In addition to salaries, annual cash incentive compensation and equity awards, competitive executive compensation programs include retirement and welfare benefits and reasonable executive perquisites.

Retirement Benefits

Substantially all of our salaried employees, including our named executive officers, participate in our 401(k) savings plan. Employees are permitted to defer a portion of their income under the 401(k) plan. At our discretion, we may make a matching contribution of either (1) up to 50%, subject to annual limits established under the Code, of the first 6% of an employee’s contributions to the 401(k) plan as determined each year or (2) in respect of a few of our employees who came to us with plans in place having a larger match than this match, a match of 100% of the first 5% of an employee’s contributions to the 401(k) plan. Employee contributions to the 401(k) plan are fully vested immediately. Our matching contributions to the 401(k) plan vest to the employee’s account over time based upon the employee’s years of service with us, with 20% of our contribution vesting after two years of service, 40% after three years, 60% after four years, 80% after five years and 100% after six years. Participants may receive distributions from their 401(k) accounts any time after they cease service with us.

We maintain no defined benefit plans, non-qualified deferred compensation plans or supplemental retirement plans for our executive officers.

Other Benefits

All executive officers, including the named executive officers, are eligible for other benefits, including medical, dental, short-term disability and life insurance. The executives participate in these plans on the same basis, terms, and conditions as other corporate employees. In addition, we provide long-term disability insurance coverage on behalf of the named executive officers at an amount equal to 60% of current base salary (up to $10,000 per month). The named executive officers also participate in our vacation, holiday and sick day program that provides paid leave during the year at various amounts based upon the executive’s length of service.

Perquisites

Our executive officers, including our named executive officers, may make limited use of our corporate plane for personal purposes and receive other very modest usual and customary perquisites. All such perquisites for the named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnotes.

Our Employment Agreements with the Named Executive Officers

We have entered into written employment agreements with all of our named executive officers. On June 1, 1998, we entered into a written employment agreement with our Chief Executive Officer (Mr. Martin), which was amended and restated on September 23, 2004 to extend the term of the employment agreement for five years and to provide that the 2004 Merger did not constitute a change in control under the agreement. On September 1, 1999, we entered into a written employment agreement with our Vice Chairman (Mr. Pitts), which was amended and restated on September 23, 2004 to extend the term of the employment agreement for five years and to provide that the 2004 Merger did not constitute a change in control under the agreement. On November 15, 2007, we entered into a written employment agreement with our President and Chief Operating Officer (Mr. Wallace) and Chief Financial Officer (Mr. Roe) for a term expiring on November 15, 2012. On July 1, 2009, we entered into a written employment agreement with Bradley A. Perkins, M.D. to be our Executive Vice President-Strategy & Innovation and Chief Transformation Officer for a term expiring on July 1, 2014.

The term of each such employment agreement will renew automatically for additional one-year periods, unless the agreement is terminated by us or by the named executive officer by delivering notice of termination no later than 90 days before the end of the five-year term or any renewal term. The base salaries of Messrs. Martin, Roe, Wallace, Pitts and Perkins set forth under their written employment agreements are, as of the date of this proxy statement, $1,250,000, $675,000, $750,000, $700,000 and $675,000, respectively. Pursuant to these agreements, the executives are eligible to participate in an annual cash incentive plan giving each of them an opportunity to earn an annual cash incentive determined by the Compensation Committee, as well as retirement, medical and other customary employee benefits. These employment agreements each provide that, if the executive terminates his employment for “good reason” or if we terminate the executive’s employment without “cause,” he will receive within a specified time after his termination a payment of two times (or three times if the termination occurs after a “change in control” (as each such term is defined in the agreements)) the sum of (1) his annual salary plus (2) the average of the cash bonuses earned by him for the two years immediately preceding the year in which his termination. The executive will also receive a pro rata cash bonus for the year of his termination.

Severance and Change in Control Benefits

As discussed above, we have entered into employment agreements with each of our named executive officers. These agreements contain certain severance arrangements that provide for severance payments following a qualifying termination of employment, with such severance payments enhanced if the termination occurs following a change in control event. We believe that post-termination severance payments allow employees to walk away with value in the event of certain terminations of employment that are beyond their control. The protections afforded by post-termination severance payments allow management to focus their attention and energy on making the best objective business decisions that are in our interest without allowing personal considerations to cloud the decision-making process. This goal is further served through the severance protection agreements that we have entered into with key non-executive officer employees.

Moreover, the award agreements for both the “time option” and “performance option” grants contain a “single trigger” for accelerated vesting, which means vesting accelerates upon a change in control irrespective of whether the executive’s employment is terminated. The award agreements for the time-vesting RSUs also contain a single trigger for accelerated vesting upon a change in control. Further, the award agreements for the performance-vesting RSUs contain a single trigger for accelerated vesting upon a change in control where (i) all earned RSUs immediately vest and (ii) in the event of a change in control prior to the end of a performance period, the number of RSUs equal to the number of RSUs that would have become earned RSUs if the “target” level performance goals were achieved immediately vest. In addition, the cash awards granted under the Annual Incentive Plan are required to be paid to the participant in a lump sum within ten business days following a qualifying termination of employment occurring after a change in control, as discussed below under the section entitled “Potential Payments Upon a Change in Control or Termination of Employment.” We believe that these provisions create important retention tools, since providing for accelerated vesting of equity awards and accelerated payment of long-term cash incentive awards in connection with a change in control enables employees to realize value from these awards in the event that we undergo a change in control. Moreover, whether or not a change in control results in a termination of an officer’s employment with us or a successor entity, we want to provide our officers with certain guarantees regarding the importance of the equity incentive compensation awards they were granted prior to that change in control.

In addition, we believe that it is important to provide our named executive officers with a sense of stability, both in the middle of transactions that may create uncertainty regarding their future employment and post-termination as they seek future employment. We believe that change in control protections allow management to focus its attention and energy on the business transaction at hand without any distractions regarding the effects of a change in control. Furthermore, executive officers at other companies in our industry and the general market against which we compete for executive talent commonly have equity compensation plans that provide for accelerated vesting upon a change in control event, as well as arrangements providing for post-termination payments, and we have provided these benefits to the named executive officers in order to remain competitive in attracting and retaining skilled professionals in our industry.

Stock Ownership

We do not have a formal policy requiring stock ownership by management. Notwithstanding the absence of a requirement, our senior managers have invested significant personal capital in us in connection with the consummation of the 2004 Merger. See the beneficial ownership chart under “Security Ownership of Certain Beneficial Owners and Management.”

Impact of Tax and Accounting Rules

The forms of our executive compensation are largely dictated by our capital structure and have not been designed to achieve any particular accounting treatment. We do take tax considerations into account, both to avoid tax disadvantages and to obtain tax advantages, where reasonably possible consistent with our compensation goals (tax advantages for our executives benefit us by reducing the overall compensation we must pay to provide the same after-tax income to our executives). Our severance arrangements are generally designed to avoid the application of “parachute” excise taxes under Section 280G of the Code by reducing the amount of severance payments and benefits to the degree necessary to avoid such excise taxes. Similarly we have taken steps to structure and assure that our executive compensation program is applied in compliance with Section 409A of the Code.

Section 162(m) of the Code (as interpreted by IRS Notice 2007-49) imposes a $1,000,000 cap on federal income tax deductions for compensation paid to our chief executive officer and to the four other most highly-paid executive officers during any fiscal year unless the compensation is “performance-based” under Section 162(m). Under a special Section 162(m) exception, any compensation paid pursuant to a compensation plan in existence before the effective date of our initial public offering will not be subject to the $1,000,000 limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all of the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which our initial public offering occurred. In addition, for tax years beginning in 2013, we will become subject to the provisions of Section 162(m)(6), which imposes a deductibility limit of $500,000 for compensation paid to our named executive officers, among others. Furthermore, the exception for “performance-based compensation” will not be applicable to the $500,000 deductibility limitation under Section 162(m)(6). While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the tax treatment of compensation pursuant to Section 162(m) and other applicable rules is a factor in determining the amounts of compensation for our named executive officers. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee retains the right to authorize compensation on a purely discretionary basis, including compensation that would not be deductible under Section 162(m) or otherwise.

Recovery of Certain Awards

We do not currently have a formal policy for recovery of annual incentives paid on the basis of financial results that are subsequently restated. Under the Sarbanes-Oxley Act, our chief executive officer and chief financial officer must forfeit incentive compensation paid on the basis of financial statements for which they were responsible and which need to be restated. In the event of such a restatement, we would expect to recover affected bonuses and incentive compensation. In addition, we intend to adopt a formal policy for the recovery of incentive-based compensation paid to current and former executive officers, in compliance with regulations pursuant to the requirements of the Dodd-Frank Act.

Risk Analysis of Compensation Plans

Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has strived to establish compensation policies that focus our key employees on both short- and long-term financial and operational performance. After analysis, we believe that our compensation policies and practices for our employees, including our executives, do not encourage excessive risk or unnecessary risk-taking, and in our opinion the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The information contained in this Compensation Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based upon such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Neil P. Simpkins, Chair

Michael A. Dal Bello

M. Fazle Husain

Compensation Committee Interlocks and Insider Participation

Except as set forth below, during the 2012 fiscal year, there were no “compensation committee interlocks” (as that term is defined in SEC rules). The current members of the Compensation Committee are Messrs. Simpkins, Dal Bello and Husain, none of whom is a current or former officer or employee of ours or any of our subsidiaries. During the 2012 fiscal year:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of us or any of our subsidiaries;

•

none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which we were a participant and the amount involved exceeded $120,000, except that Messrs. Simpkins and Dal Bello are affiliates of Blackstone, which was a party to the Amendment and Termination Agreement, and Mr. Husain is an affiliate of Metalmark Management LLC, which was a party to the Amendment and Termination Agreement. See “Transactions with Related Persons—Transaction and Monitoring Fee Agreement”;

•

none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•

none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board.

Summary Compensation Table

The following table sets forth the compensation earned by our Chief Executive Officer and Chief Financial Officer and our three other most highly compensated executive officers for the fiscal years ended June 30, 2012, 2011 and 2010. We refer to these persons as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($) (d)	All Other Compensation ($) (e)	Total ($)
Charles N. Martin, Jr. (f)	2012	1,212,020	—	3,804,562	840,006	2,079,000	7,216	7,942,804
Chairman of the Board & Chief Executive Officer	2011	1,098,079	1,200,000	—	—	1,389,070	14,208	3,701,357
	2010	1,098,079	—	—	—	1,290,243	14,208	2,402,530
Phillip W. Roe (g)	2012	618,750	—	653,012	188,639	900,900	1,535	2,362,836
Executive Vice President, Chief Financial Officer & Treasurer	2011	525,000	650,000	—	—	483,000	8,592	1,666,592
	2010	525,000	—	—	—	431,813	8,352	965,165
Kent H. Wallace (h)	2012	715,000	—	775,440	250,273	1,004,850	2,680	2,748,243
President & Chief Operating Officer	2011	685,000	650,000	—	—	787,750	9,672	2,132,422
	2010	685,000	—	—	1,617,712	724,388	9,132	1,418,520
Keith B. Pitts (i)	2012	696,250	—	734,624	203,786	970,200	1,242	2,606,102
Vice Chairman	2011	685,000	400,000	—	—	787,750	8,592	1,881,342
	2010	685,000	—	—	—	724,388	8,592	1,417,980
Bradley A. Perkins, M.D. (j)	2012	675,000	—	653,012	305,740	935,550	1,535	2,570,837
Executive Vice President &	2011	675,000	100,000	1,904,530	—	776,250	8,592	3,464,372
Chief Transformation Officer	2010	675,000	—	—	2,083,935	713,813	24,506	3,497,254

(a)	The Compensation Committee determined the amount of the discretionary bonus awards set forth in the Bonus column awarded in June 2011 for fiscal year 2011 efforts. See “Compensation Discussion and Analysis—Cash Incentive Compensation—Annual Incentive Plan” for more details in respect of the incentive plan awards.
(b)	Stock awards reflect the aggregate grant date fair value of the stock award computed by multiplying the number of RSUs granted by the fair value of our common stock on the grant date.
(c)	Option awards reflect the aggregate grant date fair value of the option award computed in accordance with ASC Topic 718, “Compensation—Stock Compensation” (excluding estimates of forfeitures) with respect to options to purchase shares of our common stock which have been awarded under the 2004 Stock Plan during our 2011 fiscal year to one of our named executive officers and under the 2011 Stock Plan during FY 2012 to our named executive officers. See Notes 2 and 13 of the notes to our consolidated financial statements for the fiscal year ended June 30, 2012 included in our Annual Report on Form 10-K for assumptions used in calculation of these amounts and other information about these grants.
(d)	The Compensation Committee determined the amount of the Annual Incentive Plan compensation for FY 2012 that was earned by each of the named executive officers under the Annual Incentive Plan provisions adopted in September 2011. These amounts were paid to each named executive officer in September 2012 as set forth above, except that amounts in excess of 100% of their target awards exceeding their target consolidated Adjusted EBITDA, target consolidated free cash flow and target earnings per share performance goals under the Annual Incentive Plan for FY 2012 (such amounts being equal to $675,000 for Mr. Martin, $292,500 for Mr. Roe, $326,250 for Mr. Wallace, $315,000 for Mr. Pitts and $303,750 for Dr. Perkins) were paid or are payable in accordance with the following schedule: 1/3 in September 2012, 1/3 in September 2013, and 1/3 in September 2014. See “Compensation Discussion and Analysis—Cash Incentive Compensation—Annual Incentive Plan” for more details in respect of the incentive plan awards.

(e)	The amounts disclosed under All Other Compensation in the Summary Compensation Table for FY 2012 represent: (1) the following amounts of insurance premiums paid by us with respect to group term life insurance: Mr. Martin: $6,858; Mr. Roe: $1,242; Mr. Wallace: $2,322; Mr. Pitts: $1,242; and Dr. Perkins: $1,242; and (2) the following amounts of reimbursement for cellular phone service: Mr. Martin: $358; Mr. Roe: $293; Mr. Wallace: $358; Mr. Pitts: $0; and Dr. Perkins: $293. For fiscal 2010, Dr. Perkins received $23,260 for reimbursement of expenses related to his relocation to Nashville, Tennessee upon commencement of his employment on June 30, 2009. The relocation reimbursement for Dr. Perkins includes reimbursement of payroll taxes related to the relocation benefits of $5,470 determined based upon the estimated marginal federal income tax rate applicable to each individual and the employee Medicare tax rate.
(f)	Mr. Martin was granted 141,415 non-qualified stock options on September 20, 2011. The option awards for Mr. Martin vest one-third per year on each of the first three anniversaries of the September 20, 2011 grant date. The fair value of the option awards that vest each fiscal year are as follows: $280,000 for fiscal 2013, $280,000 for fiscal 2014 and $280,006 for fiscal 2015. Mr. Martin was granted 70,000 RSUs and 252,694 performance-based RSUs on September 20, 2011. The RSUs vest 25% per year on each of the first four anniversaries of the September 20, 2011 grant date. The actual performance-based RSUs earned were 126,347 units based upon our actual Adjusted EBITDA during FY 2012 compared to the target Adjusted EBITDA and 126,347 units based upon our actual earnings per share during FY 2012 compared to the target earnings per share. The performance-based RSUs vest 25% per year beginning on September 1, 2012 through September 1, 2015. The grant date fair value of the combined RSUs and performance-based RSUs that vest each fiscal year are as follows: $951,135 for fiscal 2013, $951,135 for fiscal 2014, $951,146 for fiscal 2015 and $951,146 for fiscal 2016.
(g)	Mr. Roe was granted 27,973 non-qualified stock options on September 20, 2011. The option awards for Mr. Roe vest one-third per year on each of the first three anniversaries of the September 20, 2011 grant date. The fair value of the option awards that vest each fiscal year are as follows: $55,385 for fiscal 2013, $55,385 for fiscal 2014 and $55,391 for fiscal 2015. Mr. Roe was granted 13,847 RSUs and 41,540 performance-based RSUs on September 20, 2011. The RSUs vest 25% per year on each of the first four anniversaries of the September 20, 2011 grant date. The actual performance-based RSUs earned were 20,771 units based upon our actual Adjusted EBITDA during FY 2012 compared to the target Adjusted EBITDA and 20,769 units based upon our actual earnings per share during FY 2012 compared to the target earnings per share. The performance-based RSUs vest 25% per year beginning on September 1, 2012 through September 1, 2015. The grant date fair value of the combined RSUs and performance-based RSUs that vest each fiscal year are as follows: $163,244 for fiscal 2013, $163,256 for fiscal 2014, $163,256 for fiscal 2015 and $163,256 for fiscal 2016. Mr. Roe was paid $22,478 during fiscal year 2012 representing dividends earned on stock options granted in previous years.
(h)	Mr. Wallace was granted 33,217 non-qualified stock options on September 20, 2011. The option awards for Mr. Wallace vest one-third per year on each of the first three anniversaries of the September 20, 2011 grant date. The fair value of the option awards that vest each fiscal year are as follows: $65,768 for fiscal 2013, $65,768 for fiscal 2014 and $65,774 for fiscal 2015. Mr. Wallace was granted 16,443 RSUs and 49,328 performance-based RSUs on September 20, 2011. The RSUs vest 25% per year on each of the first four anniversaries of the September 20, 2011 grant date. The actual performance-based RSUs earned were 24,665 units based upon our actual Adjusted EBITDA during FY 2012 compared to the target Adjusted EBITDA and 24,663 units based upon our actual earnings per share during FY 2012 compared to the target earnings per share. The performance-based RSUs vest 25% per year beginning on September 1, 2012 through September 1, 2015. The grant date fair value of the combined RSUs and performance-based RSUs that vest each fiscal year are as follows: $193,851 for fiscal 2013, $193,863 for fiscal 2014, $193,863 for fiscal 2015 and $193,863 for fiscal 2016. Mr. Wallace was paid $52,963 during FY 2012 representing dividends earned on stock options granted in previous years.

(i)	Mr. Pitts was granted 31,469 non-qualified stock options on September 20, 2011. The option awards for Mr. Pitts vest one-third per year on each of the first three anniversaries of the September 20, 2011 grant date. The fair value of the option awards that vest each fiscal year are as follows: $62,305 for fiscal 2013, $62,311 for fiscal 2014 and $62,311 for fiscal 2015. Mr. Pitts was granted 15,577 RSUs and 46,732 performance-based RSUs on September 20, 2011. The RSUs vest 25% per year on each of the first four anniversaries of the September 20, 2011 grant date. The actual performance-based RSUs earned were 23,366 units based upon our actual Adjusted EBITDA during FY 2012 compared to the target Adjusted EBITDA and 23,366 units based upon our actual earnings per share during FY 2012 compared to the target earnings per share. The performance-based RSUs vest 25% per year beginning on September 1, 2012 through September 1, 2015. The grant date fair value of the combined RSUs and performance-based RSUs that vest each fiscal year are as follows: $183,653 for fiscal 2013, $183,653 for fiscal 2014, $183,653 for fiscal 2015 and $183,665 for fiscal 2016. Mr. Pitts was paid $16,859 during FY 2012 representing dividends earned on stock options granted in previous years.
(j)	Dr. Perkins was granted 27,973 non-qualified stock options on September 20, 2011. The option awards for Dr. Perkins vest one-third per year on each of the first three anniversaries of the September 20, 2011 grant date. The fair value of the option awards that vest each fiscal year are as follows: $55,385 for fiscal 2013, $55,385 for fiscal 2014 and $55,391 for fiscal 2015. Dr. Perkins was granted 13,847 RSUs and 41,540 performance-based RSUs on September 20, 2011. The RSUs vest 25% per year on each of the first four anniversaries of the September 20, 2011 grant date. The actual performance-based RSUs earned were 20,771 units based upon our actual Adjusted EBITDA during FY 2012 compared to the target Adjusted EBITDA and 20,769 units based upon our actual earnings per share during FY 2012 compared to the target earnings per share. The performance-based RSUs vest 25% per year beginning on September 1, 2012 through September 1, 2015. The grant date fair value of the combined RSUs and performance-based RSUs that vest each fiscal year are as follows: $163,244 for fiscal 2013, $163,256 for fiscal 2014, $163,256 for fiscal 2015 and $163,256 for fiscal 2016. Dr. Perkins was paid $139,579 during FY 2012 representing dividends earned on stock options granted in previous years. Dr. Perkins was also granted 90,090 RSUs on July 1, 2010. The stock awards for Dr. Perkins vest either (1) 20% per year on each of the first five anniversaries of the July 1, 2010 grant date (48,322 RSUs) or (2) upon the earlier of the occurrence of a certain liquidity event for Blackstone or the eighth anniversary of the July 1, 2010 grant date (41,768 RSUs). The grant date fair value of the stock awards that vest each fiscal year are as follows: $204,297 for FY 2012, $204,297 for fiscal 2013, $204,297 for fiscal 2014, $204,297 for fiscal 2015, $204,356 for fiscal 2016, $0 for fiscal 2017, $0 for fiscal 2018 and $882,986 for fiscal 2019.

Grants of Plan-Based Awards in Fiscal Year 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Units (b)	All Other Option Awards: Number of Securities Underlying Options (c)	Exercise Price of Option Awards (c)	Grant Date Fair Value of Stock and Option Awards (b) ($)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)
Charles N. Martin, Jr. AIP (d)	n/a	307,500	1,500,000	2,175,000
	9/20/11				84,231	168,462	252,694	70,000			3,804,562
	9/20/11								141,415	11.79	840,006
Phillip W. Roe AIP	n/a	133,250	650,000	942,500
	9/20/11				13,847	27,693	41,540	13,847			653,012
	9/20/11								27,973	11.79	166,160
Kent H. Wallace AIP	n/a	148,625	725,000	1,051,250
	9/20/11				16,443	32,885	49,328	16,443			775,440
	9/20/11								33,217	11.79	197,309
Keith B. Pitts AIP	n/a	143,500	700,000	1,015,000
	9/20/11				15,577	31,154	46,732	15,577			734,624
	9/20/11								31,469	11.79	186,926
Bradley A. Perkins AIP	n/a	138,375	675,000	978,750
	9/20/11				13,847	27,693	41,540	13,847			653,012
	9/20/11								27,973	11.79	166,160

(a)	The threshold, target and maximum amounts in these columns have been provided in accordance with Item 402(d) of Regulation S-K and show the range of payouts targeted for FY 2012 performance under the Annual Incentive Plan. For FY 2012, each of the named executive officers earned non-equity incentive plan awards only under the Annual Incentive Plan. The Compensation Committee approved the awards which were paid in cash to the named executive officers in September 2012 (certain portions thereof are payable in September 2013 and September 2014, as disclosed in footnote (a) to the Summary Compensation Table), and the full amounts of the awards are reflected in the Summary Compensation Table under the column labeled “Non-Equity Incentive Plan Compensation.” See “Compensation Discussion and Analysis—Cash Incentive Compensation—Annual Incentive Plan” for a detailed description of the Annual Incentive Plan.
(b)	These RSUs were awarded under the 2011 Stock Plan as part of the named executive officer’s long-term equity incentive compensation. The terms of these RSU awards are described in more detail below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2012 Table—Our 2011 Stock Incentive Plan.” The grant date fair value presented herein reflects the closing price of our common stock on the date of grant.
(c)	These options were awarded under the 2011 Stock Plan as part of the named executive officer’s long-term equity incentive compensation. The terms of these options are described in more detail below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2012 Table—Our 2011 Stock Incentive Plan.” The exercise price presented was determined based upon the closing price of our common stock on the date of grant.
(d)	AIP in this table means our Annual Incentive Plan.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2012 Table

Our 2004 Stock Incentive Plan

General

From September 2004 until June 2011, we intended for our option and RSU program pursuant to the 2004 Stock Plan to be the primary vehicle for offering long-term incentives and rewarding our executive officers, managers and key employees. Because of the direct relationship between the value of an option and the value of our stock, we believed that granting options or RSUs was the best method of motivating our executive officers to manage our company in a manner that is consistent with our interests and our stockholders’ interests. We also regarded our option and RSU program as a key retention tool.

We adopted the 2004 Stock Plan upon consummation of the 2004 Merger. The 2004 Stock Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights (“SARs”), restricted stock, RSUs and other stock-based awards to our employees or our affiliates’ employees. Shares covered by awards that expire, terminate or lapse were again available for option or grant under the 2004 Stock Plan. As of June 30, 2012, 5,276,449 options and 501,381 RSUs were outstanding under the 2004 Stock Plan. We will not grant any further awards under the 2004 Stock Plan since the 2004 Stock Plan was replaced with the 2011 Stock Plan, which is discussed below, upon completion of our initial public offering.

Administration

The 2004 Stock Plan has been administered by our Board. Our Board has delegated to the Compensation Committee the authority to interpret the 2004 Stock Plan, to establish, amend and rescind any rules and regulations relating to the 2004 Stock Plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the 2004 Stock Plan in the manner and to the extent the Compensation Committee deems necessary or desirable.

Stock Options

Options granted under the 2004 Stock Plan are vested and exercisable at such times and upon terms and conditions as determined by our Board or Compensation Committee, but in no event are options exercisable more than ten years after the grant date. Under the 2004 Stock Plan, the exercise price per share for any option awarded was determined by our Board, but could not be less than 100% of the fair market value of a share on the day the option was granted with respect to incentive stock options.

Stock option grants under the 2004 Stock Plan were generally made at the commencement of employment and occasionally following a significant change in job responsibilities or on a periodic basis to meet other special retention or performance objectives. All stock options granted by our Board under the 2004 Stock Plan were granted at or above the fair market value of our common stock on the grant date based upon the most recent appraisal of our common stock. We did not back-date any option awards.

As a privately-owned company through most of fiscal year 2011, there was no market for our common stock until on or after June 22, 2011. Accordingly, in fiscal year 2011, we had no program, plan or practice pertaining to the timing of stock option grants to executive officers, coinciding with the release of material non-public information.

An option granted under the 2004 Stock Plan may be exercised by paying the exercise price in cash or its equivalent, and/or, to the extent permitted by the Compensation Committee, shares or a netting of shares to be issued, or a combination of cash and shares. Also, a participant may deliver irrevocable instruments to a broker to sell the shares obtained upon the exercise of an option and deliver to us an amount equal to the exercise price.

As of June 30, 2012, options to purchase 5,276,449 shares of our common stock (the “2004 Stock Plan Options”) were outstanding under the 2004 Stock Plan. The 2004 Stock Plan Options were granted in part as “time options,” in part as “performance options” and in part as “liquidity event options.” Approximately 35% of the total number of 2004 Stock Plan Options granted were “time options” with an exercise price equal to the greater of the fair market price per share at the time of grant and $1,000.00 per share (reduced to a range of $2.80 to $2.91 as a result of the share repurchase in January 2010 and a cash dividend paid to our stockholders in January 2011 and the impact of the 59.584218 to 1 stock split effectuated immediately prior to our initial public offering) and approximately 30% of the total number of 2004 Stock Plan Options granted were “performance options,” which are time-vesting options with an exercise price of $3,000.00 per share (reduced to $33.67 per share as a result of the share repurchase in January 2010 and the dividend paid in January 2011 and the impact of the 59.584218 to 1 stock split effectuated immediately prior to our initial public offering). The “time options” and “performance options” vest and become exercisable ratably on an annual basis on each of the first five anniversaries following the date of grant (or earlier upon a change in control). Approximately 35% of the total number of 2004 Stock Plan Options granted were “liquidity event options” with an exercise price equal to greater of the fair market price per share at the time of grant and $1,000.00 per share (reduced to a range of $2.80 to $2.91 per share as a result of the share repurchase in January 2010 and the dividend paid in January 2011 and the impact of the 59.584218 to 1 stock split effectuated immediately prior to our initial public offering) that become fully vested and exercisable upon the completion of any of certain designated business events (“liquidity events” based on Blackstone receiving a pre-established return on its invested capital), and in any event, on the eighth anniversary of the date of grant.

In respect of our named executive officers, as of June 30, 2012, Mr. Martin has been granted no 2004 Stock Plan Options, Mr. Roe has been granted 179,226 2004 Stock Plan Options, Mr. Wallace has been granted 804,381 2004 Stock Plan Options, Mr. Pitts has been granted 89,374 2004 Stock Plan Options and Dr. Perkins has been granted 357,503 2004 Stock Plan Options. Our Board did not grant any 2004 Stock Plan Options to our named executive officers during fiscal 2012.

Awards of Restricted Stock Units

On July 1, 2010, our Board commenced the issuance of RSUs under the 2004 Stock Plan. As with its stock options grants, our Board generally made its grants of RSUs at the commencement of employment and occasionally following a significant change in job responsibilities or on a periodic basis to meet other special retention or performance objectives.

As of June 30, 2012, RSUs in respect of 501,381 shares of our common stock were outstanding under the 2004 Stock Plan. The RSUs were granted in part as “time vesting RSUs,” which vest ratably on a yearly basis on each of the first five anniversaries following the date of grant (or earlier upon a change of control), and in part as “liquidity event RSUs” that become fully vested and deliverable upon the completion of any of certain designated business events (“liquidity events” related to Blackstone’s return on its invested capital), and in any event on the eighth anniversary of the date of grant. Upon vesting, we will issue to the grantee of the RSUs a number of shares of our common stock equal to the number of RSUs which have vested, and upon such stock issuance the RSUs are extinguished. In connection with the dividend declared in January 2011, RSU holders under the 2004 Stock Plan became entitled to a cash payment of $9.96 per share (on a post-split basis) underlying each RSU, payable to the holder as the RSUs vest in the future.

With respect to our named executive officers, as of June 30, 2012, Mr. Martin, Mr. Roe, Mr. Wallace and Mr. Pitts have not been granted any RSUs under the 2004 Stock Plan, while Dr. Perkins has been granted 90,090 RSUs, all of which were granted during fiscal 2011.

Adjustments Upon Certain Events

In the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar transaction, the Compensation Committee, in its sole discretion, shall adjust (1) the number or kind of shares or other securities that may be issued or reserved for issuance pursuant to the 2004 Stock Plan or pursuant to any outstanding awards, (2) the option price or exercise price and/or (3) any other affected terms of such awards. In the event of a Change of Control, the Compensation Committee may, in its sole discretion, provide for the (1) termination of an award upon the consummation of the change of control, but only if such award has vested and been paid out or the participant has been permitted to exercise the option in full for a period of not less than 30 days prior to the change of control, (2) acceleration of all or any portion of an award, (3) payment of a cash amount in exchange for the cancellation of an award, which, in the case of options and SARs, may equal the excess, if any, of the fair market value of the shares subject to such options or SARs over the aggregate option price or grant price of such option or SARs, and/or (4) issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder.

Amendment and Termination

The Compensation Committee may amend or terminate the 2004 Stock Plan at any time, provided that no amendment or termination shall diminish any rights of a participant pursuant to a previously granted award without his or her consent, subject to the Compensation Committee’s authority to adjust awards upon certain events (described under “Adjustments Upon Certain Events” above). No awards may be made under the 2004 Stock Plan after the tenth anniversary of the effective date of the plan.

2011 Stock Incentive Plan

In June 2011, our Board adopted, and our stockholders approved, the 2011 Stock Plan, which became effective upon completion of our initial public offering in June 2011.

Purpose

The purpose of the 2011 Stock Plan is to aid us and our affiliates in recruiting and retaining key employees, directors, consultants and other service providers of outstanding ability and to motivate those employees, directors, consultants and other service providers to exert their best efforts on our behalf and on behalf of our affiliates by providing incentives through the granting of stock options, RSUs and other stock-based awards.

Shares Subject to the Plan

The 2011 Stock Plan provides that the total number of shares of common stock that may be issued under the 2011 Stock Plan is 14,000,000, and the maximum number of shares for which incentive stock options may be granted is 14,000,000. Shares of our common stock covered by awards that terminate or lapse without the payment of consideration may be granted again under the 2011 Stock Plan. Effective as of June 21, 2011, 1,684,733 restricted shares of common stock and 1,245,086 stock options exercisable at $33.67 per share were issued under the 2011 Stock Plan. These restricted shares and stock options were issued in connection with the Holdings Merger in exchange for equity incentive units in VHS Holdings LLC then held by our named executive officers and other executive officers. As of June 30, 2012, there were 1,392,904 options, 799,753 time-based RSUs, 740,409 performance-based RSUs and 1,530,139 restricted shares outstanding under the 2011 Stock Plan. On September 20, 2012, upon recommendation by the Compensation Committee, our Board granted 284,177 options to purchase our common stock, 731,904 time-based RSUs and 524,493 performance-based RSUs (the actual number of RSUs earned may be increased or decreased based upon our financial performance) to our employees pursuant to the 2011 Stock Plan.

Administration

The 2011 Stock Plan is administered by the Compensation Committee or such other committee of our Board to which it delegates such authority. The Compensation Committee is authorized to interpret the 2011 Stock Plan, to establish, amend and rescind any rules and regulations relating to the 2011 Stock Plan and to make any other determinations that it deems necessary or desirable for the administration of the 2011 Stock Plan and may delegate such authority. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the 2011 Stock Plan in the manner and to the extent the Compensation Committee deems necessary or desirable. The Compensation Committee has the full power and authority to establish the terms and conditions of any award consistent with the provisions of the 2011 Stock Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Determinations made by the Compensation Committee need not be uniform and may be made selectively among participants in the 2011 Stock Plan.

Limitations

No award may be granted under the 2011 Stock Plan after the tenth anniversary of the effective date (as defined therein), but awards theretofore granted may extend beyond that date.

Options

Subject to the approval of our Board, the Compensation Committee may grant non-qualified stock options and incentive stock options, which will be subject to the terms and conditions as set forth in the 2011 Stock Plan, the related award agreement and any other terms, not inconsistent therewith, as determined by the Compensation Committee; provided that all stock options granted under the 2011 Stock Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our common stock underlying such stock options on the date an option is granted (other than in the case of options granted in substitution of previously granted awards), and all stock options that are intended to qualify as incentive stock options will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under the 2011 Stock Plan is ten years from the initial date of grant. The purchase price for the shares as to which a stock option is exercised will be paid to us, to the extent permitted by law, (1) in cash or its equivalent at the time the stock option is exercised, (2) in shares having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any requirements that may be imposed by the Compensation Committee, so long as the shares will have been held for such period established by the Compensation Committee in order to avoid adverse accounting treatment, (3) partly in cash and partly in shares, (4) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell the shares being obtained upon the exercise of the stock option and to deliver to us an amount out of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased, or (5) allow for payment through a “net settlement” feature. The “repricing” of stock options is prohibited without prior approval of our stockholders.

In respect of our named executive officers, pursuant to the 2011 Stock Plan, as of June 30, 2012, Mr. Martin has been granted 141,415 options, Mr. Roe has been granted 27,973 options, Mr. Wallace has been granted 33,217 options, Mr. Pitts has been granted 31,469 options and Dr. Perkins has been granted 27,973 options.

Awards of Restricted Stock Units

Subject to the approval of our Board, the Compensation Committee may grant RSUs under the 2011 Stock Plan. As of June 30, 2012, RSUs in respect of 1,540,162 shares of our common stock were outstanding under the 2011 Stock Plan. The RSUs were granted in part as “time vesting RSUs,” which vest ratably on a yearly basis on each of the first four anniversaries following the date of grant (or earlier upon a change of control), and in part as “performance-based RSUs” that are earned by the grantees based on our achievement of certain financial goals. Thus far, the performance-based RSUs have been divided equally into Adjusted EBITDA Performance Grants (“B Units”) and EPS Performance Grants (“C Units”). Grantees are granted a certain target number of B Units and C Units, although there is a performance multiplier ranging from 50% to 150% that is applied in the determination of the number of B Units or C Units actually earned by a grantee based on the percentage of the target performance goal achieved by us (assuming that at least the minimum performance levels are achieved). None of the B Units or C Units is earned if we do not meet the minimum performance goal for such Units. The Compensation Committee has the discretion to adjust the target performance levels for the B Units and C Units to exclude the impact of items during a fiscal year deemed to be unusual, unexpected or non-recurring. In respect of our named executive officers, pursuant to the 2011 Stock Plan, as of June 30, 2012, Mr. Martin has been granted 322,694 RSUs, Mr. Roe has been granted 55,387 RSUs, Mr. Wallace has been granted 65,771 RSUs, Mr. Pitts has been granted 62,309 RSUs and Dr. Perkins has been granted 55,387 RSUs.

Stock Appreciation Rights

Subject to the approval of our Board, the Compensation Committee may grant SARs independent of or in connection with a stock option. The exercise price per share of a SAR will be an amount determined by the Compensation Committee, but in no event will such amount be less than 100% of the fair market value of a share on the date the SAR is granted (other than in the case of SARs granted in substitution of previously granted awards). Generally, each SAR will entitle the participant upon exercise to an amount equal to the product of (1) the excess of (A) the fair market value on the exercise date of one share of common stock, over (B) the exercise price per share, times (2) the numbers of shares of common stock covered by the SAR. As discussed above with respect to options, the “repricing” of SARs is prohibited under the 2011 Stock Plan without prior approval of our stockholders.

Other Stock-Based Awards (including Performance-Based Awards)

In addition to stock options, RSUs and SARs, subject to the approval of our Board, the Compensation Committee may grant or sell awards of shares, restricted shares and awards that are valued in whole or in part by reference to, or otherwise based on the fair market value of shares, including performance-based awards. The Compensation Committee, in its sole discretion, may grant awards that are denominated in shares or cash (such awards, “Performance-Based Awards”), which awards may, but are not required to, be granted in a manner which is intended to be deductible by us under Section 162(m) of the Code. Such Performance-Based Awards will be in such form, and dependent on such conditions, as the Compensation Committee will determine, including, without limitation, the right to receive, or vest with respect to, one or more shares or the cash value of the award upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The maximum amount of a Performance-Based Award that may be earned during each fiscal year during a performance period by any participant will be: (x) with respect to Performance-Based Awards that are denominated in shares, 2,500,000 shares and (y) with respect to Performance-Based Awards that are denominated in cash, $10,000,000. The amount of the Performance-Based Award actually paid to a participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Compensation Committee.

Effect of Certain Events on 2011 Stock Plan and Awards

In the event of any stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate exchange, any equity restructuring (as defined under Financial Accounting Standards Board (FASB) Accounting Standard Codification 718), or any distribution to stockholders of common stock other than regular cash dividends or any similar event, the Compensation Committee in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems to be reasonably necessary to address, on an equitable basis, the effect of such event, as to (i) the number or kind of common stock or other securities that may be issued as set forth in the 2011 Stock Plan or pursuant to outstanding awards, (ii) the maximum number of shares for which options or SARs may be granted during a fiscal year to any participant, (iii) the maximum amount of a Performance-Based Award that may be granted during a fiscal year to any participant, (iv) the exercise price of any award and/or (v) any other affected terms of such awards. Except as otherwise provided in an award agreement or otherwise determined by the Compensation Committee, in the event of a Change in Control (as defined in the 2011 Stock Plan), with respect to any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions, the Committee may, but will not be obligated to, in a manner intended to comply with the requirements of Section 409A of the Code, (1) accelerate, vest, or cause the restrictions to lapse with all or any portion of an award, (2) cancel awards for fair value (as determined in the sole discretion of the Compensation Committee), which, in the case of stock options and SARs, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares subject to such stock options or SARs over the aggregate exercise price of such stock options or SARs, (3) provide for the issuance of substitute awards or (4) provide that the stock options will be exercisable for all shares subject thereto for a period of at least 30 days prior to the Change in Control and that upon the occurrence of the Change in Control, the stock options will terminate and be of no further force or effect. The Compensation Committee may cancel stock options and SARs for no consideration if the fair market value of the shares subject to such options or SARs is less than or equal to the aggregate exercise price of such stock options or SARs.

Nontransferability of Awards

Unless otherwise determined by the Compensation Committee, an award will not be transferable or assignable by a participant otherwise than by will or by the laws of descent and distribution.

Amendment and Termination

The Compensation Committee may generally amend, alter or discontinue the 2011 Stock Plan, but no amendment, alteration or discontinuation will be made (1) without the approval of our stockholders to the extent such approval is (a) required by or (b) desirable to satisfy the requirements of any applicable law, including the listing standards of the securities exchange that is, at the applicable time, the principal market for the shares of our common stock, or (2) without the consent of a participant, would materially adversely impair any of the rights or obligations under any award theretofore granted to the participant under the 2011 Stock Plan; provided, however, that the Compensation Committee may amend the 2011 Stock Plan in such manner as it deems necessary to permit the granting of awards meeting the requirements of the Code or other applicable laws, including, without limitation, to avoid adverse tax consequences or accounting consequences to us or any participant.

Section 409A of the Code

The 2011 Stock Plan and awards issued thereunder will be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations, and no award will be granted, deferred, accelerated, paid out or modified under the 2011 Stock Plan in a manner that would result in the imposition of an additional tax under Code Section 409A upon a participant.

United States Federal Income Tax Consequences

The following is a general summary of the material United States federal income tax consequences of the grant, vesting and exercise of awards under the 2004 Stock Plan and the 2011 Stock Plan and the disposition of shares acquired pursuant to the exercise of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the United States federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Incentive Stock Options

Options granted as “incentive stock options” (“ISOs”) under Section 422 of the Code may qualify for special tax treatment. The Code requires that, for treatment of an option as an ISO, common stock acquired through the exercise of the option cannot be disposed of before the later of (i) two years from the date of grant of the option or (ii) one year from the date of exercise. Holders of ISOs will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the option “spread value” at the time of option exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, we will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of the ISO. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an ISO disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an otherwise qualified ISO becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the ISO in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.

Non-Qualified Stock Options

No income will be realized by a participant upon grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise. We will be able to deduct this same amount for United States federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

SARs

No income will be realized by a participant upon grant of an SAR. Upon the exercise of an SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares of stock or cash payment received in respect of the SAR. We will be able to deduct this same amount for United States federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock

A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant makes an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. (Special rules apply to the receipt and disposition of restricted stock received by officers and directors who are subject to Section 16(b) of the Exchange Act). We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for United States federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units

A participant will not be subject to tax upon the grant of a RSU award. Rather, upon the delivery of shares or cash pursuant to a RSU award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for United States federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Stock Bonus Awards

A participant will have taxable compensation equal to the difference between the fair market value of the shares on the date the common stock subject to the award is transferred to the participant over the amount the participant paid for such shares, if any. We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for United States federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Section 162(m)

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for United States federal income tax purposes for compensation in excess of $1 million per year per person to its principal executive officer and certain other named executive officers, subject to certain exceptions. The 2011 Stock Plan is intended to satisfy an exception with respect to grants of options to covered employees. In addition, the 2011 Stock Plan is designed to permit certain awards of restricted stock, RSUs, cash bonus awards and other awards to be awarded as performance compensation awards intended to qualify under the “performance-based compensation” exception to Section 162(m) of the Code. Finally, under a special Section 162(m) exception, any compensation paid pursuant to a compensation plan in existence before the effective date of our initial public offering will not be subject to the $1,000,000 limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which our initial public offering occurred. In addition, for tax years beginning in 2013, we will become subject to the provisions of Section 162(m)(6) which imposes a deductibility limit of $500,000 for compensation paid to our named executive officers, among others.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table summarizes the outstanding equity awards held by each named executive officer at June 30, 2012. The table reflects options to purchase our common stock or RSUs that were granted under the 2004 Stock Plan or the 2011 Stock Plan.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (a)		Number of Securities Underlying Unexercised Options (#) Unexercisable (b)		Option Exercise Price ($) (c)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (d)
Charles N. Martin, Jr.	388,390	(e)	—		33.67	6/20/21
	—		141,415	(f)	11.79	9/20/21	322,694	2,868,750
Phillip W. Roe	21,033	(g)	—		2.80	11/3/15
	—		21,033	(h)	2.80	11/3/15
	17,994	(g)	—		33.67	11/3/15
	33,366	(i)	8,342	(i)	2.80	2/5/18
	—		41,708	(j)	2.80	2/5/18
	28,600	(i)	7,150	(i)	33.67	2/5/18
	91,403	(e)	—		33.67	6/20/21
	—		27,973	(f)	11.79	9/20/21	55,387	492,390
Kent H. Wallace	51,123	(g)	—		2.80	11/3/15
	—		51,123	(h)	2.80	11/3/15
	43,853	(g)	—		33.67	11/3/15
	94,858	(m)	—		2.80	11/28/15
	—		94,858	(n)	2.80	11/28/15
	81,272	(m)	—		33.67	11/28/15
	25,025	(i)	6,256	(i)	2.80	2/5/18
	—		31,281	(j)	2.80	2/5/18
	21,449	(i)	5,363	(i)	33.67	2/5/18
	62,562	(o)	41,710	(o)	2.80	5/5/19
	—		104,272	(p)	2.80	5/5/19
	53,625	(o)	35,751	(o)	33.67	5/5/19
	114,229	(e)	—		33.67	6/20/21
	—		33,217	(f)	11.79	9/20/21	65,771	584,704
Keith B. Pitts	25,025	(i)	6,256	(i)	2.80	2/5/18
	—		31,281	(j)	2.80	2/5/18
	21,449	(i)	5,363	(i)	2.80	2/5/18
	228,459	(e)	—		33.67	6/20/21
	—		31,469	(f)	11.79	9/20/21	62,309	553,927
Bradley A. Perkins, M.D.	50,051	(k)	75,075	(k)	2.80	8/18/19
	—		125,126	(l)	2.80	8/18/19
	42,901	(k)	64,350	(i)	33.67	8/18/19
	—		27,973	(f)	11.79	9/20/21	112,302	998,365

(a)	This column represents the number of stock options that had vested and were exercisable as of June 30, 2012.
(b)	This column represents the number of stock options that had not vested and were not exercisable as of June 30, 2012.
(c)	The exercise price for the options was never less than the grant date fair market value of a share of our common stock as determined by our Board or the Compensation Committee.
(d)	Based on the closing sales price of our common stock of $8.89 on the NYSE on June 29, 2012.
(e)	These options resulted from the conversion of the Holdings LLC Class D units to options to purchase our common stock as part of the Holdings Merger. Since the original Class D units were fully vested at the time of the Holdings Merger, these options were 100% vested as of June 30, 2012.
(f)	One-third of the options represented by this option grant vest and become exercisable on each of the first three anniversaries of the September 20, 2011 grant date of these options (or earlier upon a change of control).
(g)	20% of the options represented by this option grant vest and become exercisable on each of the first five anniversaries of the November 3, 2005 grant date of these options (or earlier upon a change of control). 100% of this option grant was vested as of June 30, 2012.
(h)	100% of the options represented by this option grant vest and become exercisable on the eighth anniversary of the November 3, 2005 grant date of these options (or earlier upon a liquidity event).
(i)	20% of the options represented by this option grant vest and become exercisable on each of the first five anniversaries of the February 5, 2008 grant date of these options (or earlier upon a change of control). 80% of this option grant was vested as of June 30, 2012.
(j)	100% of the options represented by this option grant vest and become exercisable on the eighth anniversary of the February 5, 2008 grant date of these options (or earlier upon a liquidity event).
(k)	20% of the options represented by this option grant vest and become exercisable on each of the first five anniversaries of the August 18, 2009 grant date of these options (or earlier upon a change of control). 40% of this option grant was vested as of June 30, 2012.
(l)	100% of the options represented by this option grant vest and become exercisable on the eighth anniversary of the August 18, 2009 grant date of these options (or earlier upon a liquidity event).
(m)	20% of the options represented by this option grant vest and become exercisable on each of the first five anniversaries of the November 28, 2005 grant date of these options (or earlier upon a change of control). 100% of this option grant was vested as of June 30, 2012.
(n)	100% of the options represented by this option grant vest and become exercisable on the eighth anniversary of the November 28, 2005 grant date of these options (or earlier upon a liquidity event).
(o)	20% of the options represented by this option grant vest and become exercisable on each of the first five anniversaries of the May 5, 2009 grant date of these options (or earlier upon a change of control). 60% of this option grant was vested as of June 30, 2012.
(p)	100% of the options represented by this option grant vest and become exercisable on the eighth anniversary of the May 5, 2009 grant date of these options (or earlier upon a liquidity event).

Option Exercises and Stock Vested in Fiscal 2012

The following table includes certain information with respect to RSUs that vested for the named executive officers during FY 2012.

Name	Number of shares acquired on vesting (#)	Value realized upon vesting ($) (a)
Bradley A. Perkins, M.D.	9,664	165,931

(a)	The value realized upon vesting is based on the fair market value on the date of vesting.

No named executive officer exercised any stock options during fiscal 2012.

Pension and Other Benefits

We maintain a 401(k) plan as previously discussed above in “Compensation Discussion and Analysis.” For fiscal 2013, we provide a matching contribution for a portion of the 401(k) contributions made by our employees, including our named executive officers. We do not maintain any defined benefit plans or account-balance nonqualified deferred compensation plans for our executive officers.

Potential Payments Upon a Change in Control or Termination of Employment

Involuntary Termination Following a Change in Control

•

Severance Payments. Under the respective employment agreements for each of our named executive officers, in the event such named executive officer’s employment with us is terminated by us without cause or by the executive for “good reason” (as defined below) at any time following the occurrence of a “change in control” (as defined below), he will be entitled to a payment equal to (i) three times the sum of his (x) annual base salary at the time of termination and (y) the average of the annual non-equity incentive compensation earned during the two fiscal years preceding the fiscal year in which the termination date occurs, plus (ii) an additional amount equal to such executive’s pro rata portion of the annual non-equity incentive compensation earned for the year of termination. These severance payments are generally payable in a lump sum within five days after termination of employment following a change in control.

•

Continuation of health, welfare and other benefits. Pursuant to the terms of the employment agreements for each of our named executive officers, such named executive officers will also be entitled to 18 months (or, if longer, the remainder of the term of the agreement) of continued medical, dental, life and long-term disability benefits coverage. Such executives are also entitled to benefits pursuant to any supplemental retirement plan maintained by us as if his employment had continued for 18 months (or if longer, the remainder of the term of the employment agreement); however, no such supplemental retirement plan currently exists.

•

Awards under the Annual Incentive Plan. Under the terms of the cash awards made under the Annual Incentive Plan, in the event that the executive’s employment is terminated by us without cause or by the executive for good reason, in either case, following a change in control, the executive will be entitled to receive all earned but unpaid awards, payable in a lump sum within ten days following termination. The definitions of “cause,” “good reason” and “change in control” are substantially similar to those respective definitions found in the employment agreements, discussed below.

•

“Golden Parachute” Cut-Back. Pursuant to the terms of the employment agreements, in the event that any payments or benefits to which a named executive officer is entitled could give rise to “golden parachute” excise taxes following a change in control, then such payments and benefits will be cut back in such amount as necessary to avoid the application of the excise tax.

Generally, under their terms of the employment agreements, a “change in control” means the occurrence of any one of the following events:

•

any person (other than our affiliated entities, an underwriter in connection with a prospective offering of our securities, and certain other enumerated parties) acquires stock ownership of us constituting more than 50% of the total combined voting power of our outstanding voting securities;

•

a majority of the members of our Board is replaced during any two-year period by directors whose appointment or election is not endorsed by at least two-thirds of the members of our Board before the date of such appointment or election;

•

our stockholders approve a merger or consolidation with any other corporation (other than a transaction in which the holders of our voting securities immediately before the transaction own 50% or more of our successor’s voting securities immediately thereafter ), and immediately after the consummation of such transaction and for 180 days thereafter, neither our chief executive officer or chief operating officer change from the people occupying those positions immediately prior to the transaction; or

•	our stockholders approve a plan of complete liquidation or an agreement for the sale of all or substantially all of our assets.

Under the terms of the employment agreements, a named executive officer will be considered to be involuntarily terminated if he is entitled to terminate his employment for “good reason,” which, before a change-in control, is defined as any failure by us to comply with any material term of the agreement, and which, following a change in control transaction, is generally defined as (i) a material reduction in the executive’s base compensation, (ii) a material reduction in the executive’s authority, duties or responsibilities, (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive reports, (iv) a material reduction in the budget over which the executive retains authority, (v) a material change in the geographic location at which the executive must perform services, or (vi) any other action/inaction that constitutes a material breach of the employment agreement by us.

The employment agreements define “cause” as (i) the willful failure or refusal by the executive to perform his duties for ten days following a written demand from us to so perform, (ii) the willful engaging by the executive in misconduct which is materially injurious to us, or (iii) the executive’s conviction of, or a no contest plea to, a felony.

Death and disability. A termination of employment due to death or disability entitles the named executive officer to payment of the base salary and bonus amount that he would otherwise have earned through the end of the calendar year in which such termination occurs.

Obligations of named executive officers. Under their respective employment agreements, each of our named executive officers has the following obligations to us:

•	not to use or disclose our confidential business information;

•	not to solicit any of our employees for employment for a period expiring two years after the termination of his employment; and

•

not to accept employment with or consult with, or have any ownership interest in, any hospital or hospital management entity for a period expiring two years after the termination of his employment, except there shall be no such prohibitions if (1) we terminate the executive under his employment agreement or (2) the executive terminates his agreement for good reason.

Involuntary Termination Prior to a Change in Control

Each of our named executive officers is also entitled to severance payments and benefits in the event that his employment is terminated by us in violation of the terms of the employment agreement or if he terminates on account of our failure to comply with any material provision of the agreement following a ten-day cure period, in either case, prior to a change in control transaction. Upon an involuntary termination prior to a change in control, the executive will generally be entitled to the same payments and benefits described above, except that the severance payment consisting of base salary and the average of the prior two years’ non-equity incentive compensation earned will be calculated using a multiple of two (instead of three) and will be payable monthly in equal installments (instead of in a lump sum). Additionally, the named executive officers will not receive any payments owed to them pursuant to the Annual Incentive Plan in the event of an involuntary termination of employment not in connection with a change in control.

The following table describes the non-equity related payments and benefits under our compensation and benefit plans and arrangements to which the named executive officers would be entitled to receive upon a termination of employment under their respective employment agreement or severance protection agreement. The amounts set forth in the table assume a termination of employment occurring on June 29, 2012 (the last business day of our last completed fiscal year).

Name	Cash Severance Payment ($)	Cash Incentive Awards ($)	Continuation of Medical/Welfare Benefits (present value) ($)	Total Termination Benefits ($)
Charles N. Martin, Jr.
—Involuntary termination prior to change in control	7,258,313	—	24,194	7,282,507
—Involuntary termination after change in control	9,847,970	283,670	24,194	10,155,834
Phillip W. Roe
—Involuntary termination prior to change in control	3,115,713	—	18,714	3,134,427
—Involuntary termination after change in control	4,223,120	97,563	18,714	4,339,397
Kent H. Wallace
—Involuntary termination prior to change in control	3,966,988	—	23,080	3,723,212
—Involuntary termination after change in control	5,448,057	160,404	23,080	5,291,864
Keith B. Pitts
—Involuntary termination prior to change in control	3,094,588	—	22,402	3,116,990
—Involuntary termination after change in control	4,156,782	160,404	22,402	4,339,588
Bradley A. Perkins, M.D.
—Involuntary termination prior to change in control	3,838,050	—	24,194	3,862,244
—Involuntary termination after change in control	5,289,300	158,063	24,194	5,471,557

Acceleration of Equity-Based Incentive Compensation Awards in Connection with a Change in Control

Restricted shares. Pursuant to the terms of their awards, certain restricted shares will fully vest upon a “liquidity event,” based on Blackstone receiving a pre-established return on its investment. Certain units in Holdings formerly held by three of our named executive officers were exchanged for restricted shares of common stock in connection with the Holdings Merger. “Liquidity event” is defined as the completion of (i) a transfer by Blackstone of shares for consideration consisting of cash or liquid securities, (ii) a recapitalization of, or payment of a dividend or distribution by us, (iii) our complete liquidation, dissolution or winding up, or (iv) a distribution-in-kind by Blackstone of securities to its partners, members or shareholders in accordance with the terms of the applicable Blackstone partnership agreement or other organizational document, which, after giving effect to such transaction together with all other previously completed transactions of a type described in clauses (i), (ii), (iii) or (iv), results in the receipt by Blackstone of consideration having a fair market value (measured at the time of receipt) in excess of $35.24 per share in respect of at least 25% of the shares held by Blackstone.

Stock options. The award agreements granting “performance options” and “time options” under our 2004 Stock Plan and 2011 Stock Plan to our named executive officers provide for “single trigger” acceleration of vesting upon a change in control.RSUs. The award agreements granting time-vesting and performance-vesting RSUs under our 2004 Stock Plan and 2011 Stock Plan provides for “single trigger” acceleration of vesting upon a change in control.

Under the 2004 Stock Plan, a “change in control” generally means the occurrence of any one of the following events:

•

any person (other than our affiliated entities, an underwriter in connection with a prospective offering of our securities, and certain other enumerated parties) acquires stock ownership of us constituting more than 50% of the total combined voting power of our outstanding voting securities;

•

our merger or consolidation with or into any person (other than a transaction in which the holders of our voting securities immediately before the transaction own 50% or more of the successor’s voting securities immediately thereafter); or

•	a complete liquidation of us or a sale or disposition by us of all or substantially all of our assets.

The 2011 Stock Plan has a similar definition of “change in control,” but also provides that it is a change in control if, during any period of 12 months, individuals who at the beginning of such period constituted our Board (together with any new directors whose election by such Board or whose nomination for election by our stockholders was approved by a vote of a majority of our directors, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board.

Estimated value of accelerated vesting of equity-based compensation upon a change in control and liquidity event. The following table shows the value attributable to the accelerated vesting of equity held by each named executive officer assuming a change in control and liquidity event had occurred on June 30, 2012:

Name	Value of Accelerated Vesting of Restricted Shares (1)	Value of Accelerated Vesting of Stock Options (2)	Value of Accelerated Vesting of Restricted Stock Units (3)	Total
Charles N. Martin, Jr.	$13,285,019	$—	$2,868,750	$16,153,769
Phillip W. Roe	$3,125,619	$432,895	$492,390	$4,050,904
Kent H. Wallace	$3,908,136	$2,006,655	$584,704	$6,499,495
Keith B. Pitts	$7,814,781	$228,600	$553,927	$8,597,308
Bradley A. Perkins, M.D.	$—	$1,066,828	$998,365	$2,065,193

(1)	Value represents the gain the executive would receive in the event all unvested restricted shares became vested on June 30, 2012, based on a fair market value of $25.28 per restricted share in connection with the occurrence of a liquidity event in which Blackstone received the pre-established return on its investment.
(2)	Value represents the gain the executive would receive in the event all unvested options were accelerated on June 30, 2012, calculated as the positive difference, or spread, between the $8.89 fair market value of a share of our common stock on that date and the applicable exercise price of the option.
(3)	Value represents the gain the executive would receive if all unvested RSUs were accelerated on June 30, 2012, calculated by multiplying the number of RSUs by the $8.89 fair market value of a share of our common stock on that date.

DIRECTOR COMPENSATION

During fiscal 2012, our directors who are either our employees or affiliated with our Sponsors did not receive any fees or other compensation for their services as our directors. We reimburse all of our directors for travel expenses and other out-of-pocket costs incurred in connection with attendance at meetings of our Board.

As described in the table below, during fiscal 2012, Stephen R. D’Arcy, a director who was not our employee or an affiliate of our Sponsors, received only a $2,500 fee per meeting for serving on our Board. He declined other compensation, as explained in the table below. Since Mr. D’Arcy is not able to receive the compensation paid to independent directors, we agreed to contribute the funds that Mr. D’Arcy would have received to the Autism Alliance of Michigan, which was co-founded by Mr. D’Arcy and for which he serves as the Chairman of the Board of Trustees. In fiscal 2012, we contributed $140,000 to the Autism Alliance of Michigan.

The following table summarizes all compensation for our non-employee directors (other than our Sponsor-affiliated directors) for our fiscal year ended June 30, 2012.

Name	Fees Earned or Paid in Cash (1) ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Philip N. Bredesen	$	90,000	$	150,005	$	—	$	—	$	—	$	—	$	240,005
Carol J. Burt		90,000		150,005		—		—		—		—		240,005
Stephen R. D’Arcy		15,000		—		—		—		—		—		15,000

(1)	The director compensation in the above table reflects only the $2,500 earned by Mr. D’Arcy for attending six Board meetings in fiscal 2012. Mr. D’Arcy was nominated to be a member of our Board pursuant to a letter, dated March 16, 2010, from us to the non-profit entity which sold us The Detroit Medical Center system. Pursuant to an agreement with the Michigan Department of Attorney General, such non-profit entity’s nominee to our Board may not receive compensation for serving on our Board, other than a reasonable per diem allowance. The employee director (Mr. Martin) and the Sponsor-affiliated directors (Messrs. Dal Bello, Galvin, Husain and Simpkins) receive no additional compensation for serving on our Board and, as a result, are not listed in the table above.

In September 2011, our Compensation Committee established the following standardized director compensation plan for independent directors:

•	an annual retainer of $100,000;

•	a $20,000 annual retainer for being a member of the Audit and Compliance Committee;

•	a $5,000 annual retainer for being a member of the Nominating and Corporate Governance Committee or the Compensation Committee;

•	a $20,000 annual retainer for being the Chairman of the Audit and Compliance Committee;

•	a $10,000 annual retainer for being the Chairman of Nominating and Corporate Governance Committee or the Compensation Committee;

•	a $2,500 meeting fee for each Board or committee meeting attended, if such independent director cannot otherwise accept the director fees set forth above; and

•

annual grants of RSUs under the 2011 Stock Plan, as described above under the caption “2011 Stock Incentive Plan,” in an amount equal to the number of shares of our common stock having an aggregate fair market value of $150,000 (prorated for partial-year service with respect to initial year of service).

The annual retainers are paid to the independent directors on a quarterly basis, and such payments started with our second fiscal quarter ended December 31, 2011.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of October 1, 2012 by: (1) each person known by us to own beneficially more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

As of October 1, 2012, there were 77,365,723 shares of our common stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Principal Stockholders

Blackstone Funds (1)	29,381,564	38.0%
MSCP Funds (2)	7,707,834	10.0%
Wellington Management Company, LLP (3)	9,106,306	11.8%

Directors and Executive Officers

Charles N. Martin, Jr. (4)	3,936,833	5.1%
Phillip W. Roe (5)	649,216	*
Kent H. Wallace (6)	944,082	1.2%
Keith B. Pitts (7)	1,601,082	2.1%
Bradley A. Perkins, M.D. (8)	172,598	*
Philip N. Bredesen (9)	3,564	*
Carol J. Burt (9)	3,564	*
Michael A. Dal Bello (10)	—	*
Stephen R. D’Arcy	—	*
Robert Galvin, M.D. (10)	—	*
M. Fazle Husain (11)	7,515,136	9.7%
Neil P. Simpkins (1)	29,381,564	38.0%
All directors and executive officers as a group (18 persons)(12)	46,211,080	59.7%

*	Represents less than 1%.
(1)

Includes common stock directly and indirectly owned by each of Blackstone FCH Capital Partners IV L.P., Blackstone FCH Capital Partners IV-A L.P., Blackstone FCH Capital Partners IV-B L.P., Blackstone Capital Partners IV-A L.P., Blackstone Family Investment Partnership IV-A L.P., Blackstone Health Commitment Partners L.P. and Blackstone Health Commitment Partners-A L.P. (collectively, the “Blackstone Funds”), for which Blackstone Management Associates IV L.L.C. (“BMA”) is the general partner having voting and investment power over the shares held or controlled by each of the Blackstone Funds. Mr. Simpkins is a member of BMA, but disclaims any beneficial ownership of the shares beneficially owned by BMA. Mr. Stephen A. Schwarzman is the founding member of BMA and as such may be deemed to share beneficial ownership of the shares held or controlled by the Blackstone Funds. Mr. Schwarzman disclaims beneficial ownership of such shares. The address of BMA and the Blackstone Funds is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(2)	The MSCP Funds consist of the following six funds: Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDW IV 892 Investors, L.P., Morgan Stanley Capital Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P. The address of each of Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P. and MSDW IV 892 Investors, L.P. is c/o Metalmark Capital LLC, 1177 Avenue of the Americas, New York, New York 10036. The address of each of Morgan Stanley Capital Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P. is c/o Morgan Stanley, 1585 Broadway, New York, New York 10036. Metalmark Capital LLC shares investment and voting power with Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P. and MSDW IV 892 Investors, L.P. over 7,515,136 of these 7,707,834 shares of our common stock that are indirectly owned by these four funds.
(3)	This disclosure is based upon an Amendment No. 1 to Schedule 13G filed by Wellington Management Company, LLP (“Wellington Management”) with the SEC on February 14, 2012. As of December 31, 2011, Wellington Management reported that, in its capacity as an investment adviser, it may be deemed to beneficially own 9,106,306 shares that are held of record by its clients. Wellington Management reported shared voting power as to 5,328,594 shares and shared dispositive power as to 9,106,306 shares. The address of Wellington Management is 280 Congress Street, Boston, Massachusetts 02210.
(4)	Includes 405,890 options to purchase our common stock which are vested or will vest within 60 days of October 1, 2012. Also, includes an aggregate of 296,454 shares of common stock directly owned by three of his family trusts.
(5)	Includes 196,037 options to purchase our common stock which are vested or will vest within 60 days of October 1, 2012.
(6)	Includes 552,106 options to purchase our common stock which are vested or will vest within 60 days of October 1, 2012.
(7)	Includes 278,827 options to purchase our common stock which are vested or will vest within 60 days of October 1, 2012.
(8)	Includes 142,886 options to purchase our common stock which are vested or will vest within 60 days of October 1, 2012.
(9)	Includes 3,564 RSUs issuable upon vesting within 60 days of October 1, 2012.
(10)	Mr. Dal Bello and Dr. Galvin are each employees of Blackstone, but neither has any investment or voting control over the shares beneficially owned by Blackstone.
(11)	Mr. Husain is a Managing Director of Metalmark Capital LLC and exercises shared voting or investment power over the shares of our common stock directly owned by Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P., and MSDW IV 892 Investors, L.P. and, as a result, may be deemed to be the beneficial owner of the 7,515,136 shares of our common stock owned by these four funds. Mr. Husain disclaims beneficial ownership of such shares of common stock as a result of his employment arrangements with Metalmark, except to the extent of his pecuniary interest therein ultimately realized. Metalmark Capital does not have investment and voting power with respect to 192,698 shares of our common stock indirectly owned by Morgan Stanley Capital Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P., and these 192,698 shares are not included in the 7,515,136 shares contained in this table for Mr. Husain.
(12)	Includes 2,800,769 options to purchase our common stock which are vested or will vest within 60 days of October 1, 2012 and 7,128 RSUs that will vest within 60 days of October 1, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and greater than 10% beneficial owners, we believe that our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements during our fiscal year ended June 30, 2012, except Ronald P. Soltman, our former Executive Vice President, General Counsel and Secretary, inadvertently failed to file on a timely basis a required Form 4 concerning his forfeiture of certain shares of restricted common stock upon his retirement on September 30, 2011, but has since made the required filing.

TRANSACTIONS WITH RELATED PERSONS

Stockholders Agreement

In connection with our initial public offering in June 2011, we entered into a stockholders agreement with Blackstone, MSCP and certain members of management.

Board Composition. The stockholders agreement provides that, until we cease to be a “controlled company” within the meaning of the NYSE rules, Blackstone has the right to nominate six directors to our Board and MSCP has the right to nominate one director to our Board. In addition, the stockholders agreement provides that there shall be three independent directors elected to our Board. Once we cease to be a “controlled company,” Blackstone will only have the right to nominate five directors to our Board, and once Blackstone owns less than 10% of our outstanding shares of common stock, Blackstone will only have the right to nominate one director to our Board. Each of Blackstone and MSCP will lose its right to nominate any directors to our Board once it owns less than 5% of our outstanding shares of common stock. Currently, Blackstone has appointed three directors (Messrs. Simpkins, Dal Bello and Galvin) and MSCP has appointed one director (Mr. Husain) to our Board. In addition, our Chief Executive Officer, Mr. Martin, is a director, and three independent directors have been appointed (Messrs. Bredesen and D’Arcy and Ms. Burt) to our Board. Each of the parties to the stockholders agreement has agreed to vote his or its shares in favor of the Blackstone and MSCP nominees to our Board and to otherwise take actions to maintain Board and committee structure consistent with the stockholders agreement.

Board Committees. Under the stockholders agreement, until we cease to be a “controlled company” Blackstone has the right to designate a majority of each committee of our Board, except to the extent that such a designee is not permitted to serve on a committee under applicable law, rule, regulation or listing standards. Once we cease to be a “controlled company,” our Board will determine the composition of each committee of our Board. To the extent that MSCP maintains a right to nominate a director, it will be entitled to appoint one non-voting observer to each committee of our Board, subject to applicable law, rule, regulation or listing standards.

Investor Approvals. Under the stockholders agreement, the following actions will require the approval of Blackstone for so long as Blackstone owns at least 25% of our outstanding shares of common stock:

•	any merger, consolidation, recapitalization, liquidation, or sale of us or all or substantially all of our assets;

•	initiating any liquidation, dissolution or winding up or other bankruptcy proceeding involving us or any of our subsidiaries; or

•

we or any of our subsidiaries enter into any business or operations other than those businesses and operations of a same or similar nature to those which are currently conducted by us or our subsidiaries.

Information Rights. In addition, the stockholders agreement grants to the parties thereto certain information rights to receive budget and other information upon request, and requires us to undertake certain actions in order to allow the Blackstone and/or MSCP funds holding a direct or indirect interest in us to qualify as “venture capital operating companies” under ERISA if so required.

Transaction and Monitoring Fee Agreement

In connection with the 2004 Merger, we entered into a transaction and monitoring fee agreement with affiliates of Blackstone and MSCP pursuant to which these entities agreed to provide certain structuring, advisory and management services to us. Under the agreement, we paid to the Blackstone affiliate upon the closing of the 2004 Merger a transaction fee of $20.0 million. Also, in consideration for ongoing consulting and management advisory services, we were required to pay to the Blackstone affiliate an annual fee of $4.0 million and to the MSCP affiliate an annual fee of $1.2 million for the first five years and thereafter an annual fee of $600,000. Further, under the agreement, Blackstone and MSCP were entitled to receive additional compensation for providing investment banking or other financial advisory services to us by mutual agreement among Blackstone, MSCP and us. In this regard, in May 2011, we agreed to pay financial advisory fees to Blackstone and MSCP of $10.0 million and $1.5 million, respectively, to reflect their contributions to our accomplishments in our fiscal year ended June 30, 2011 and these fees were paid in June 2011.

The transaction and monitoring fee agreement also required us to pay or reimburse the Blackstone and MSCP affiliates for reasonable out-of-pocket expenses in connection with, and indemnify them for liabilities arising from, the services provided pursuant to the agreement.

Also, under the agreement in the event or in anticipation of a change of control or an initial public offering, the Blackstone affiliate may elect to have us pay to such affiliate and the MSCP affiliate lump sum cash payments equal to the present value (using a discount rate equal to the yield to maturity on the date of notice of such event of the class of outstanding U.S. government bonds having a final maturity closest to the tenth anniversary of such written notice) of all then-current and future consulting and management advisory fees payable under the agreement (assuming that the termination date of the agreement was the tenth anniversary of the closing of the 2004 Merger) subject, in the case of the MSCP affiliate, to the requirement that the amount payable to such affiliate may not be less than 15% of the sum of the aggregate fees required to be paid to Blackstone under the agreement less the amount of fees already paid to the MSCP affiliate. If Blackstone had notified us that it had elected to require us to make the aforementioned lump sum payments to its affiliate and the MSCP affiliate in connection with our June 2011 initial public offering, then upon payment of such fees, which would have been in the amount of $12,169,905 and $1,825,486, respectively, the transaction and monitoring fee agreement would have terminated. In lieu thereof, in connection with the closing of our initial public offering in June 2011, the parties entered into a new agreement amending and terminating the transaction and monitoring fee agreement (the “Amendment and Termination Agreement”), where we agreed to pay the Blackstone affiliate thereunder in consideration of such termination the aggregate amount of $13,000,000 on the following schedule: $1,000,000 on the first day of each calendar quarter commencing on July 1, 2011 and ending with the last payment on July 1, 2014. Under the Amendment and Termination Agreement, we are required to pay the MSCP affiliate thereunder in consideration of such termination the aggregate amount of $1,950,000 on the following schedule: $150,000 on the first day of each calendar quarter commencing on July 1, 2011 and ending with the last payment on July 1, 2014. Also, under the Amendment and Termination Agreement, the Blackstone affiliate has the right at any time to cause us to pay the aforementioned lump sum payments to it and to the MSCP affiliate in lieu of the above payment schedules, but with such lump sum payments calculated promptly after such future election.

Under the Amendment and Termination Agreement, during fiscal year 2012, we paid $4.0 million and $0.6 million to the Blackstone affiliate and the MSCP affiliate, respectively, in monitoring fees and expenses.

Registration Rights Agreement

In connection with the 2004 Merger, we entered into a registration rights agreement with Blackstone, MSCP, the management investors and certain other investors pursuant to which we may be required from time to time to register the sale of our shares held by Blackstone, MSCP and such investors. Under the registration rights agreement, Blackstone and MSCP are each entitled to require us (but in the case of MSCP, on no more than two occasions, subject to limited exceptions) to register the sale of shares held by Blackstone or MSCP, as applicable, on its behalf and may request us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the former members of Holdings (including certain members of management) will have the ability to exercise certain piggyback registration rights with respect to shares of our common stock held by them, including shares received in connection with the Holdings Merger, in connection with registered offerings requested by Blackstone or MSCP or initiated by us.

Employer Health Program Agreement with a Blackstone Affiliate, Equity Healthcare LLC

Effective July 1, 2008, we entered into an employer health program agreement with Equity Healthcare LLC (“Equity Healthcare”). Equity Healthcare negotiates with providers of standard administrative services for health benefit plans as well as other related services for cost discounts and quality of service monitoring capability by Equity Healthcare. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms for providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis.

In consideration for Equity Healthcare’s provision of access to these favorable arrangements and its monitoring of the contracted third parties’ delivery of contracted services to us, we pay Equity Healthcare a fee of $2 per participating employee per month (“PEPM Fee”). During our 2012 fiscal year, we paid an aggregate amount of $337,267 in PEPM Fees to Equity Healthcare.

Equity Healthcare may also receive a fee (“Health Plan Fees”) from one or more of the health plans with whom Equity Healthcare has contractual arrangements if the total number of employees joining such health plans from participating companies exceeds specified thresholds. If and when Equity Healthcare reaches the point at which the aggregate of its receipts from the PEPM Fee and the Health Plan Fees have covered all of its allocated costs, it will apply the incremental revenues derived from all such fees to (a) reduce the PEPM Fee otherwise payable by us, (b) avoid or reduce an increase in the PEPM Fee that might otherwise have occurred on contract renewal or (c) arrange for additional services to us at no cost or reduced cost.

Equity Healthcare is an affiliate of Blackstone, with whom Michael A. Dal Bello, Dr. Robert Galvin and Neil P. Simpkins, members of our Board, are affiliated and in which they may have an indirect pecuniary interest. Dr. Galvin is also the chief executive officer of Equity Healthcare.

Commercial Transactions with Sponsor Portfolio Companies

Blackstone, MSCP and Metalmark are each sponsor private equity funds that have ownership interests in a broad range of companies. We have entered into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services. None of these transactions or arrangements is of great enough value to be considered material to us.

Policy on Transactions with Related Persons

Our Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). In February 2007, our Board first adopted a written policy reflecting certain practices to be followed in connection with any transaction between us and a “related person.”

Under this policy, any transaction with us in which a director, executive officer or beneficial holder of more than 5% of our total equity, or any immediate family member of the foregoing (each, a “related person”), has a direct or indirect material interest, and where the amount involved exceeds $120,000, such transaction referred to as a “related person transaction,” has to be specifically disclosed to our Board and has to be either approved or ratified by our Board.

In May 2011, our Board adopted a new written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Under the new policy:

•

any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of our Board composed solely of independent directors who are disinterested or by the disinterested members of our Board; and

•

any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of our Board or recommended by the Compensation Committee to our Board for its approval.

In connection with the review and approval or ratification of a related person transaction:

•

management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such laws and related rules; and

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NYSE and the Code.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2013 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, Vanguard Health Systems, Inc., 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement and form of proxy for the 2013 Annual Meeting of Stockholders, a proposal must be received by our Corporate Secretary on or before June 22, 2013. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

Our Amended and Restated By-Laws provide for advance notice provisions. For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Corporate Secretary, and, in the case of business other than nominations of persons for election to our Board, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year’s meeting, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Notwithstanding anything in this section to the contrary, if the number of directors to be elected to our Board at an annual meeting is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 100 calendar days prior to the first anniversary of the prior year’s annual meeting of stockholders, then a stockholder’s notice shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Corporate Secretary not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by us. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Amended and Restated By-Laws. The proxy solicited by our Board for the 2012 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxyholders deem advisable on such stockholder proposals which are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request prompt delivery of a copy of the proxy statement and annual report by contacting Gary Willis, Senior Vice President and Chief Accounting Officer, 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215, (615) 665-6000.

OTHER BUSINESS

Our Board does not know of any other matters to be brought before the Annual Meeting. If other matters are presented, the proxyholders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

James H. Spalding

Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.vanguardhealth.com) and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended June 30, 2012, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

ANNUAL MEETING OF STOCKHOLDERS OF

VANGUARD HEALTH SYSTEMS, INC.

November 15, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER

ACCOUNT NUMBER

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

The Notice of Annual Meeting, proxy statement and proxy card are available at proxy.vanguardhealth.com
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20230300000000001000 3	111512

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Class II Directors.			2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013.	☐	☐	☐
	NOMINEES:
☐ FOR ALL NOMINEES	O Michael A. Dal Bello O M. Fazle Husain		3.	Approval, in a non-binding advisory vote, of the compensation paid to the Company’s named executive officers.	☐	☐	☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)

      In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

      This Proxy is being solicited by the Company’s Board of Directors and, when properly executed, will be voted as specified. If not otherwise specified, the above-named proxies will vote (a) FOR the election of all nominees as Class II directors of the Company, (b) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013, (c) FOR the approval of the compensation paid to the Company’s named executive officers and (d) in accordance with the recommendation of the Board of Directors on any other proposal that may properly come before the meeting or any adjournment thereof.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

				MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.			☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

☐	¢

VANGUARD HEALTH SYSTEMS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

November 15, 2012

The undersigned hereby appoints James H. Spalding and John J. Faldetta, Jr., or either of them, with full power of substitution and resubstitution, as proxies to vote all shares of capital stock of Vanguard Health Systems, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s executive offices located at 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215, on Thursday, November 15, 2012, at 10:00 a.m. (Central Time), and at any adjournment thereof, on the following matters as indicated below and such other business as may properly come before the Annual Meeting:

(Continued and to be signed on the reverse side.)

¢	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

VANGUARD HEALTH SYSTEMS, INC.

November 15, 2012

The Notice of Annual Meeting, proxy statement and proxy card are available at proxy.vanguardhealth.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

i   Please detach along perforated line and mail in the envelope provided.  i

¢ 20230300000000001000 3	111512

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE☒

1. Election of Class II Directors.					FOR	AGAINST	ABSTAIN
			2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013.	☐	☐	☐

NOMINEES:
☐ FOR ALL NOMINEES	O Michael A. Dal Bello O M. Fazle Husain
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)
			3.	Approval, in a non-binding advisory vote, of the compensation paid to the Company’s named executive officers.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●	This Proxy is being solicited by the Company’s Board of Directors and, when properly executed, will be voted as specified. If not otherwise specified, the above-
named proxies will vote (a) FOR the election of all nominees as Class II directors of the
Company, (b) FOR the ratification of the appointment of Ernst & Young LLP as the
Company’s independent registered public accounting firm for the fiscal year ending
June 30, 2013, (c) FOR the approval of the compensation paid to the Company’s named executive officers and (d) in accordance with the recommendation of the Board of
Directors on any other proposal that may properly come before the meeting or any adjournment thereof.

				MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■